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                                                        Exhibit 2.1





                          AGREEMENT AND PLAN OF MERGER



                                      AMONG



                          CAREER EDUCATION CORPORATION,

                              CCA ACQUISITION, LLC



                                       AND



                        CALIFORNIA CULINARY ACADEMY, INC.



                          DATED AS OF DECEMBER 6, 1999


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         AGREEMENT AND PLAN OF MERGER


         This Agreement and Plan of Merger (this "AGREEMENT") is made and entered into as of December 6, 1999 among Career Education Corporation, a Delaware corporation ( "PARENT"), CCA Acquisition, LLC, a Delaware limited liability company and an indirect wholly-owned subsidiary of Parent ( "MERGER SUB"), and California Culinary Academy, Inc., a California corporation (the "COMPANY").

                                    RECITALS

A. The Board of Directors of each of the Company and Parent and the Manager of Merger Sub each believes that it is in the best interests of each company and their respective stockholders or member, as the case may be, that the Company and Merger Sub combine into a single company through the merger of Merger Sub with and into the Company (the "MERGER") and, in furtherance thereof, has approved the Merger.

B. Pursuant to the Merger, among other things, each outstanding share of common stock, no par value, of the Company shall be converted into the right to receive cash, as set forth herein.

C. The Company, Parent and Merger Sub desire to make certain representations and warranties and other agreements in connection with the Merger.

   NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:


1.             THE MERGER

1.1 THE MERGER . At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Corporations Code of the State of California ( "CALIFORNIA LAW") and the Delaware Limited Liability Company Act ( "DELAWARE LAW"), Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation. The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the "SURVIVING CORPORATION."

1.2 EFFECTIVE TIME . Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing the agreement of merger of Merger Sub and the Company (the "AGREEMENT OF MERGER") with the Secretary of State of the State of California,

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in accordance with the relevant provisions of California Law and a certificate of merger with the Secretary of State of the State of Delaware (the "CERTIFICATE OF MERGER"), (the time of such filings being the "EFFECTIVE TIME") and make all other recordings or filings required by law in connection with the Merger, including any filings with the California Franchise Tax Board, as soon as practicable on or after the Closing Date (as herein defined). The closing of the Merger (the "CLOSING") shall take place at the offices of Parent at a time and date to be specified by the parties, which shall be no later than the fifth business day after the satisfaction or waiver (if permissible) of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other time, date and location as the parties hereto agree (the "CLOSING DATE").

1.3 EFFECT OF THE MERGER . At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of California Law and Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, without other transfer, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.4           NAME; CERTIFICATE OF INCORPORATION; BYLAWS.

      (a)   The name of the Surviving Corporation will be the Company's name.

      (b) The Amended and Restated Articles of Incorporation of the Company, as in effect immediately prior to the Effective Time, (the "COMPANY ARTICLES") shall be the Articles of Incorporation of the Surviving Corporation at the Effective Time until thereafter amended.

      (c) The Bylaws of the Company, as in effect immediately prior to the Effective Time, (the "COMPANY BYLAWS") shall be the Bylaws of the Surviving Corporation until thereafter amended.

1.5 DIRECTORS AND OFFICERS. The Manager of Merger Sub shall be the director of the Surviving Corporation, until its respective successor or successors are duly elected or appointed and qualified. The officers of Merger Sub shall be the officers of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified.

1.6 EFFECT ON CAPITAL STOCK . At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of Company Capital Stock (as defined below):




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         (a)   CONVERSION OF COMPANY CAPITAL STOCK. Each share of Common Stock, no par value, of the Company (the "COMPANY CAPITAL STOCK") issued and outstanding immediately prior to the Effective Time (other than any shares of Company Capital Stock to be canceled pursuant to Section 1.6(b)) will be converted into the right to receive $5.25 in cash, without interest (the "MERGER CONSIDERATION"), upon surrender of the certificate or certificates which immediately prior to the Effective Time represented such Company Capital Stock. All shares of Company Capital Stock, when converted, shall no longer be outstanding and shall automatically be canceled and retired and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive such Merger Consideration.

         (b) CANCELLATION OF PARENT-OWNED STOCK. Each share of Company Capital Stock owned by the Company, Merger Sub, Parent, or any direct or indirect subsidiary of Parent or the Company, including without limitation, any shares of Company Capital Stock held as treasury stock of the Company or any direct or indirect subsidiary of the Company, shall, by virtue of the Merger and without any action on the part of the holder thereof, be canceled and extinguished without any conversion thereof.

1.7 DISSENTERS' RIGHTS . Subject to ss.1300 of California Law and notwithstanding Section 1.6 of thiS Agreement, shares of Company Capital Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such shares of Company Capital Stock in accordance with California Law shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal. If, after the Effective Time, such holder fails to perfect or withdraws or loses his right to appraisal, such shares of Company Capital Stock shall be treated as if it had been converted as of the Effective Time into a right to receive the Merger Consideration. The Company shall give Parent prompt written notice of any demands received by the Company for appraisal of shares of Company Capital Stock, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

1.8            SURRENDER OF CERTIFICATES .

         (a) PAYING AGENT. The Harris Trust and Savings Bank, or another similar institution selected by Parent and reasonably acceptable to the Company, shall act as the paying agent (the "PAYING AGENT") in the Merger.





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         (b)   PARENT TO PROVIDE MERGER CONSIDERATION. Promptly after the
         Effective Time, Parent shall deposit immediately available funds with the Paying Agent in a separate fund established for the benefit of the holders of shares of Company Capital Stock at the Effective Time for payment of the Merger Consideration in accordance with this Article 1 through the Paying Agent (the "PAYMENT FUND"). For purposes of determining the Merger Consideration to be deposited, Parent shall assume that no holder of Company Capital Stock will perfect his, her or its right to appraisal of shares of Company Capital Stock. The Paying Agent shall, pursuant to irrevocable instruction, pay the Merger Consideration out of the Payment Fund.

         (c) PAYMENT PROCEDURES. Promptly after the Effective Time, the Paying Agent shall cause to be mailed to each holder of record of a certificate or certificates (the "CERTIFICATES") which immediately prior to the Effective Time represented outstanding shares of Company Capital Stock whose shares were converted into a right to receive the Merger Consideration pursuant to Section 1.6, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such customary form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of Certificates in exchange for Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration into which the shares represented by the surrendered Certificate shall have been converted at the Effective Time pursuant to this Article 1, and the Certificate so surrendered shall forthwith be canceled. Until so surrendered, each outstanding Certificate will be deemed from and after the Effective Time, for all corporate purposes, to evidence the right to receive Merger Consideration. From and after the date which is one year following the Closing Date, any portion of the Payment Fund that remains undistributed to the holders of Certificates shall be promptly delivered to Parent upon demand, and any holder of Certificates who has not theretofore complied with this Section 1.8 shall thereafter look only to the Surviving Corporation for delivery of the Merger Consideration, subject in all events to applicable abandoned property, escheat or similar laws.

         (d) TRANSFERS OF OWNERSHIP. If any portion of the Merger Consideration is to be paid to a person other than the person in whose name the Certificate surrendered in exchange therefor is registered, it will be a condition of the payment therefor that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have (i) paid to Parent or any agent designated by it any transfer or other taxes required by reason of the payment to a




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         person other than the registered holder of the Certificate surrendered or (ii) established to the reasonable satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

         (e)   NO LIABILITY. Notwithstanding anything to the contrary in this
         Section 1.8, none of the Paying Agent, the Surviving Corporation or any party hereto shall be liable to a holder of Company Capital Stock or a payee of Merger Consideration for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.
1.9            EXISTING OPTIONS .

         (a) Prior to the Closing Date, the Company shall take all action necessary, including, without limitation, satisfying any applicable notice requirements, so that each existing option to purchase Company Capital Stock which is outstanding at the Effective Time (each an "EXISTING OPTION") that is not then vested and exercisable shall become vested and exercisable. Immediately prior to the Closing Date, the Company shall exchange each Existing Option for, and the holder of each such Existing Option will be entitled to receive, immediately prior to the Closing upon surrender of such Existing Option for cancellation, cash equal to the product of (i) the positive difference, if any, between the Merger Consideration less the exercise price of each such Existing Option, and (ii) the number of shares of Company Capital Stock covered by such Existing Option.

         (b) The Company shall take all actions reasonably necessary to ensure that from and after the Effective Time the Surviving Corporation will not be bound by any options, warrants, rights or agreements which would entitle any person, other than Parent or Merger Sub, to beneficially own shares of Surviving Corporation or Parent or receive any payments (other than as set forth in this Section 1.9(a)) in respect of such options, warrants, rights or agreements. The Company shall take all actions necessary to terminate each plan with respect to Existing Options as of the Effective Time.

1.10 NO FURTHER OWNERSHIP RIGHTS IN COMPANY CAPITAL STOCK . All Merger Consideration paid upon the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article 1.





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1.11            LOST, STOLEN OR DESTROYED CERTIFICATES . In the event any
Certificates shall have been lost, stolen or destroyed, the Paying Agent shall pay in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration payable in exchange for such lost, stolen or destroyed Certificates; provided, however, that Parent may, in its discretion and as a condition precedent to the payment thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a customary bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Paying Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

1.12 TAKING OF NECESSARY ACTION; FURTHER ACTION . If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Surviving Corporation are fully authorized in the name of and on behalf of the Company and Merger Sub to take, and will take, all such lawful and necessary action, so long as such action is consistent with this Agreement.

2.             REPRESENTATIONS AND WARRANTIES OF THE COMPANY

               The Company represents and warrants to Parent and Merger Sub, subject to the exceptions disclosed in writing in the disclosure letter supplied by the Company to Parent (the "COMPANY DISCLOSURE LETTER") which identifies the Section and Subsection numbers hereof to which the disclosures pertain and which is dated as of the date hereof, as follows:

2.1 ORGANIZATION OF THE COMPANY . The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California, has the corporate power and authority to own, lease and operate its property and to carry on its business as now being conducted, and is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which such qualification is required by virtue of the nature of the activities conducted by it, except to the extent that the failure to be so qualified and in good standing could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company (as hereinafter defined). The Company has no subsidiaries as of the date hereof. Except as set forth in Section 2.1 of the Company Disclosure Letter, the Company does not, directly or indirectly, own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any interest in, any corporation, partnership, joint venture or other business association or entity. The Company is not, and for the past five (5) years has not been, engaged in any business other than the operation of the California Culinary Academy located in San Francisco, California (the "SCHOOL"), the development of a campus in New Orleans, Louisiana and the operation and development of various Colleges of Food in San Francisco, San Diego, Garden Grove and



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Salinas, California and activities directly related thereto. The Company has delivered or made available to Parent a true, complete and correct copy of the Company Articles and Company Bylaws, each as amended to the date hereof. In this Agreement, the term "MATERIAL ADVERSE EFFECT" used in reference to the Company means any event, change, circumstance, condition or effect which, when considered with all other events, changes, circumstances, conditions and effects, has, or any development that could be reasonably expected to have, a material adverse effect on the results of operations, financial condition, assets, liabilities, business or prospects of the Company, other than general changes in economic conditions or the educational services industry, each considered alone without regard to any other effects, changes, events, circumstances or conditions, and other than any adverse change, event or effect that is demonstrated by the Company to be primarily caused by the pendency of the Merger or the transactions contemplated hereby.


2.2 COMPANY CAPITAL STRUCTURE . The authorized capital stock of the Company consists of 20,000,000 shares of Common Stock, no par value, of which there were 3,815,431 shares issued and outstanding as of December 2, 1999, and 5,000,000 shares of Preferred Stock, no par value (the "COMPANY PREFERRED STOCK"). No shares of Company Preferred Stock are issued and outstanding as of the date hereof and there will be no such shares outstanding as of the Effective Time. All outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Company Articles or Company Bylaws or any agreement or document to which the Company is a party or by which it is bound. As of the date hereof, the Company had reserved (i) 835,595 shares of Company Capital Stock for issuance to employees pursuant to the Company's 1992 Stock Option Plan (the "1992 PLAN"), under which options are outstanding for 237,080 shares of Company Capital Stock minus any options exercised on the date hereof, (ii) 240,000 shares of Company Capital Stock for issuances to directors pursuant to the Company's 1997 Directors' Non-Qualified Stock Option Plan (the "1997 PLAN"), under which options are outstanding for 240,000 shares of Company Capital Stock minus any option of exercised on the date hereof and (iii) 300,000 shares of Company Capital Stock for issuances to employees pursuant to the Company's 1998 Stock Option Plan (the "1998 PLAN"), under which options are outstanding for 156,000 shares of Company Capital Stock minus options exercised on the date hereof. The 1992 Plan, 1997 Plan and 1998 Plan are collectively referred to herein as the "COMPANY OPTION PLANS." All shares of Company Capital Stock subject to issuance pursuant to the Company Option Plans, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable. Section 2.2 of the Company Disclosure Letter includes a list for each outstanding option as of the date hereof, of the following: (i) the name of the holder of such option (ii) the number of shares subject to such option, and (iii) the exercise price of such option. 1.4




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2.3            OBLIGATIONS WITH RESPECT TO CAPITAL STOCK . Except as set
forth in Section 2.2 hereof, as of the date hereof, there are no equity securities of any class of the Company, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding. Except as set forth in Section 2.2 hereof and Section 2.3 of the Company Disclosure Letter, as of the date hereof, there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of the Company or obligating the Company to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement. Except as set forth in Section 2.3 of the Company Disclosure Letter, to the knowledge of the Company, there are no voting trusts, proxies or other agreements or understandings with respect to the shares of capital stock of the Company.

2.4 VOTING DEBT . As of the date of this Agreement, (i) no bonds, debentures, notes or other indebtedness of the Company having the right to vote under ordinary circumstances are issued or outstanding and (ii) there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of the Company.

2.5 LISTING . As of the date hereof, the Company Capital Stock is listed for trading on the Nasdaq National Market. As of the date hereof, no other securities of the Company are listed or quoted for trading on any U.S. or foreign securities exchange.

2.6            AUTHORITY; NO CONFLICTS .

         (a) The Company has all requisite corporate power and authority to enter into this Agreement and, subject to obtaining requisite shareholder approval, to consummate the Merger and other transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger and other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject only to the approval of the principal terms of this Agreement and the Merger by the vote of the holders of at least a majority of the Company Capital Stock. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes the valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity.

         (b) Except as set forth in Section 2.6(b) of the Company Disclosure Letter, the execution and delivery of this Agreement by the Company does not, and the

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         consummation of the Merger and other transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (i) any provision of the Company Articles or Company Bylaws, (ii) any mortgage, indenture, lease, contract or other agreement to which the Company is a party or by which the Company or the assets of the Company is bound, except for any such conflict, violation, default, right or loss which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (iii) any permit, concession, franchise, license (including, without limitation, any liquor license), judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company, or its properties or assets, or any standard or requirement of any Accrediting Body (as defined below), except for any such conflict, violation, default, right or loss which could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

                  For purposes of this Agreement, "ACCREDITING BODY" means any entity or organization, whether governmental, government-chartered, private or quasi-private, which engages in the granting or withholding of accreditation of private post secondary schools in accordance with standards and requirements relating to the performance, operations, financial condition and/or academic standards of such schools including, without limitation, ACCSCT and ACFEI (as defined in Section 2.18(d)).

         (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any court, arbitrator, administrative agency or commission or other governmental authority or instrumentality of the United States or any domestic or foreign state, county, city or other political subdivision ( "GOVERNMENTAL/REGULATORY ENTITY") or Accrediting Body, is required by or with respect to the Company or the School in connection with the execution and delivery of this Agreement or the consummation of the Merger and other transactions contemplated hereby, except (i) in connection, or in compliance, with the provisions of the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended ( "HSR ACT"), the Securities Act of 1933, as amended (the "SECURITIES ACT") and the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), including without limitation the filing of the Proxy Statement (as herein defined) with the Securities and Exchange Commission, (ii) the filing of the Agreement of Merger with the California Secretary of State, the Certificate of Merger with the Delaware Secretary of State, and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (iii) those consents and approvals set forth in Section
         2.6 of the Company Disclosure Letter and (iv) such other consents, approvals, orders, authorizations, registrations, declarations and filings, the failure of which to be obtained or made would not reasonably be

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         expected to have, individually or in the aggregate, a Material Adverse
         Effect on the Company.

         2.7      SEC FILINGS; COMPANY FINANCIAL STATEMENTS .

         (a) The Company has filed all forms, reports and documents required to be filed with the SEC since June 30, 1997. All such required forms, reports and documents are referred to herein as the "COMPANY SEC REPORTS." Except as set forth in Section 2.7(c) of the Company Disclosure Letter, as of their respective dates, or if amended, as of the date of such last amendment, the Company SEC Reports (i) complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of the last of such filings) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

         (b) Each of the financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports (the "COMPANY FINANCIALS"), including any Company SEC Reports filed after the date hereof until the Closing, and the audited balance sheet of the Company as of June 30, 1999 and the audited statements of operations and cash flows for the fiscal year then ended, true and correct copies of which were delivered to the Parent prior to the date hereof (the "COMPANY JUNE 30TH FINANCIALS"), and the unaudited balance sheet and unaudited statements of operations and cash flows for the Company as of September 30, 1999, (x) complies or complied, as the case may be, as to form in all respects with the published rules and regulations of the SEC with respect thereto, (y) was prepared (or will be prepared, as the case may be) in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated therein or in the notes thereto) and (z) fairly presented (or will fairly present, as the case may be) in all material respects the financial position of the Company as at the respective dates thereof and the results of its operations and cash flows for the periods indicated, except that the unaudited financial statements do not include footnote disclosure of the type associated with audited financial statements and were or are subject to normal and recurring year-end adjustments and to any other adjustments described therein. The audited balance sheet of the Company included in the Company June 30th Financials is hereinafter referred to as the "COMPANY BALANCE SHEET."

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         (c)   As of the date hereof, except as set forth in Section 2.7(c)
         of the Company Disclosure Letter, there are no amendments or modifications to agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act or any other agreements, documents or other instruments, which have not yet been filed with the SEC but which are or will be required to be filed by the Company.

2.8            ACCOUNTING RECORD . The accounting books and records of the
Company: (i) are correct and complete in all material respects, (ii) are current in a manner consistent with past practice; and (iii) have recorded therein all the material properties, assets and liabilities of the Company.

2.9 ABSENCE OF CERTAIN CHANGES OR EVENTS . Since September 30, 1999, except with respect to the actions contemplated by this Agreement, the Company has conducted its business only in the ordinary course and in a manner consistent with past practice and, since such date, except as set forth in Section 2.9 of the Company Disclosure Letter, there has not been (i) any Material Adverse Effect on the Company; (ii) any property damage, destruction or loss (whether or not covered by insurance) on the Company that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company; (iii) any change by the Company in its accounting methods, principles or practices; (iv) any revaluation by the Company of any of its assets, including, without limitation, writing down the value of deferred tax assets or writing off notes or accounts receivable other than in the ordinary course of business;
(v) to the Company's knowledge, any labor dispute or charge of unfair labor practice, which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, or any activity or proceeding by a labor union or representative thereof to organize any employee of the Company or any campaign being conducted to solicit authorization from employees to be represented by such labor union; (vi) any waiver by the Company of any rights of material value; (vii) any declaration, setting aside or payment of any dividend or any distribution in respect of the Company Capital Stock or any direct or indirect redemption, purchase or other acquisition of any such stock by the Company; or (viii) any other action or event that would have required the consent of the Parent pursuant to Section 4 had such action or event occurred after the date of this Agreement.

2.10 LIABILITIES . Except (a) for normal or ordinary recurring liabilities incurred in the ordinary course of business consistent with past practice, (b) for transaction expenses incurred in connection with this Agreement, (c) for liabilities set forth on the Company Balance Sheet, or (d) as set forth in Section 2.10 of the Company Disclosure Letter, since September 30, 1999, the Company has not incurred any liabilities that either
(i) would be required to be reflected or reserved against in a balance sheet of the Company prepared in accordance with generally accepted accounting principles as applied in preparing the Company

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Balance Sheet, or (ii) could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

2.11 TAXES .

         (a) DEFINITION OF TAXES. For the purposes of this Agreement, "TAX" or "TAXES" refers to any and all Federal, state, local and foreign, taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and including any liability for taxes of a predecessor entity. For purposes of this Agreement, a "TAX AGREEMENT" is any agreement to which the Company is a party under which the Company could reasonably be expected to be liable to another party under such agreement in respect of Taxes payable by such other party to any taxing authority.

         (b) TAX RETURNS AND AUDITS. Except as set forth in Section 2.11 of the Company Disclosure Letter:

                  (i) The Company has timely filed all Federal, state, local and foreign returns, information statements and reports relating to Taxes ( "RETURNS") required by applicable Tax law to be filed by the Company, except for any such failures to file that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. All Taxes owed by the Company to a taxing authority, or for which the Company is liable, whether to a taxing authority or to other persons or entities under a Tax Agreement, as of the date hereof, have been paid and, as of the Effective Time, will have been paid, except for any such failure to pay that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company has made (A) accruals for Taxes on the Company Balance Sheet and (B) with respect to periods after the date of the Company Balance Sheet, provisions on a periodic basis consistent with past practice on the Company's books and records or financial statements, in each case which are adequate to cover any Tax liability of the Company determined in accordance with generally accepted accounting principles through the date of the Company Balance Sheet or the date of the provision, as the case may be, except where failures to make such accruals or provisions could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.


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                  (ii) Except to the extent that any such failure to withhold could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company has withheld with respect to its employees all Federal and state income taxes, FICA, FUTA and other Taxes required to be withheld.

                  (iii) There is no Tax deficiency outstanding, proposed or assessed against the Company, except any such deficiency that, if paid, could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company has not executed or requested any waiver of any statute of limitations on or extending the period for the assessment or collection of any Federal or material state Tax.

                  (iv) No Federal or state Tax audit or other examination of the Company is presently in progress, and the Company has not been notified in writing of any request for such Federal or material state Tax audit or other examination, except in all cases for Tax audits and other examinations which could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

                  (v) The Company has not filed any consent agreement under
                  Section 341(f) of the Internal Revenue Code of 1986, as amended (the "CODE"), or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company.

                  (vi) The Company is not a party to (A) any agreement with a party other than the Company providing for the allocation or payment of Tax liabilities or payment for Tax benefits with respect to a consolidated, combined or unitary Return which Return includes or included the Company or any subsidiary or
                  (B) any Tax Agreement other than any Tax Agreement described in (A).

                  (vii) The Company has not ever been a member of an affiliated group of corporations within the meaning of Sections 1504 of the Code other than an affiliated group of which it was the common parent.

                  (viii) The Company has not agreed to make, and it is not required to make, any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise.


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                  (ix) The Company is not, and has not at any time within the last five years been, a "UNITED STATES REAL PROPERTY HOLDING CORPORATION" within the meaning of Section 897(c)(2) of the Code.

                  (x) The Company has not made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments, that will not be deductible under Section 280G of the Code.

                  (xi) The Company has federal and California net operating loss carryforwards, for tax return purposes, of $3,800,000 and $1,350,000, respectively, as of September 30, 1999.

                  (xii) The Company does not have any deferred intercompany gains as defined in the federal consolidated tax return regulations which, as a result of the transactions contemplated herein, will result in the recognition of taxable income.

2.12           RESTRICTIONS ON BUSINESS ACTIVITIES . Except as set forth in
Section 2.12 of the Company Disclosure Letter, there is no agreement, judgment, injunction, order or decree binding upon the Company or its properties (including, without limitation, its Intellectual Property and Curricula (each as defined below)) which has or would reasonably be expected to have the effect of prohibiting or impairing the conduct of any business by the Company in a manner which would reasonably be expected to have a Material Adverse Effect on the Company.

2.13 ABSENCE OF LIENS AND ENCUMBRANCES . The Company has good, valid, and marketable title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its properties and assets (whether real, personal or mixed, and whether tangible or intangible), necessary for the conduct of its business, free and clear of any liens and encumbrances, except (i) as reflected in the Company balance sheet as of September 30, 1999, (ii) liens for Taxes not yet due and payable, (iii) such liens and encumbrances listed on Section 2.13 of the Company Disclosure Letter, and (iv) such liens and encumbrances as do not materially impair the use of the properties or assets subject thereto or affected thereby (collectively, "PERMITTED LIENS").


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2.14              REAL ESTATE

                  (a) OWNED REAL PROPERTY. Section 2.14(a) of the Company Disclosure Letter sets forth a correct and complete list of each parcel of real property owned by the Company (the "OWNED REAL Estate"), including a street address. The Company is the sole and exclusive legal and equitable owner of all right, title and interest in and has good, marketable and insurable title in fee simple absolute to, and is in possession of, all Owned Real Estate, including the buildings, structures and improvements situated thereon and appurtenances thereto, in each case free and clear of all liens other than Permitted Liens. Except as set forth in Section 2.14(a) of the Company Disclosure Letter, the Owned Real Estate is in compliance, in all material respects, with all applicable zoning ordinances and amendments thereto, including, without limitation, any ordinances with respect to permitted or prohibited uses. The purposes for which the Owned Real Estate is currently used, including without limitation, dormitory, restaurant and school and office use, are allowed under the zoning classification applicable to the Owned Real Estate.

                  (b) LEASED PROPERTIES. Section 2.14(b) of the Company Disclosure Letter lists all real property that is used or occupied by the Company in connection with its business but not owned by the Company (the "RENTAL REAL ESTATE") and the leases, subleases and agreements by which such Rental Real Estate is used and occupied (the "LEASES"), correct and complete copies of which have been delivered to the Parent. Except as otherwise specifically set forth in Section 2.14(b) of the Company Disclosure Letter, (i) assuming that the Leases have been duly and validly executed and delivered by or on behalf of the respective other party thereto, which party has the power to enter into and perform its obligations thereunder, the Leases are legal, valid, binding, enforceable and in full force and effect; (ii) to the Company's knowledge, all building, improvements and other property on the Rental Real Estate have received all approvals of governmental authorities (including certificates of occupancy, permits and licenses) required in connection with the operation thereof and have been operated and maintained in accordance with all applicable legal requirements and are not in violation of any applicable zoning, building code or subdivision ordinance, regulations, order or law or restrictions or covenants of record (iii) all buildings, improvements and other property thereon are supplied with utilities and other services necessary for the operation thereof (including gas, electricity, water, telephone, sanitary and storm sewers and access to public roads); (iv) to the Company's knowledge, the land of the Rental Real Estate does not serve any adjoining property for any purpose inconsistent with the use of the land, and the Rental Real Estate is not located within any flood plain or subject to any similar type restriction for which any permits or licenses necessary to the use thereof have not been obtained; (v) there are not leases, subleases, licenses, concessions, or other agreements to which the Company is a party, whether written or


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         oral, granting to any Person the right of use or occupancy of any portion of the Rental Real Estate; and (vi) no Person (other than the Company) is in possession of such the Rental Real Estate.

                  (c) The buildings, structures and improvements situated on the Real Estate (as defined below) and appurtenances thereto are in good condition (subject to normal wear and tear), and as such are adequate to conduct the business as present conducted. "REAL ESTATE" shall mean the Owned Real Estate and the portions of the Rental Real Estate leased or otherwise possessed or used by the Company. Neither the whole nor any portion of any Real Estate has been, or, to the Company's knowledge, is threatened to be, condemned, requisitioned or otherwise taken by any public authority, and no notice of any such condemnation, requisition or taking has been received. There are no public improvements pending or, to the Company's knowledge, threatened which may result in special assessments against or otherwise affect the Real Estate.

                  (d) The Owned Real Estate and the portions of the Rental Real Estate leased or otherwise possessed or used by the Company are in material compliance with, include all rights necessary to assure compliance with, and all buildings, structures, other improvements and fixtures on such Real Estate and the operations of the Company in or about any Real Estate therein conducted, conform in all material respects to, all applicable health, fire, safety, zoning and building rules. The Company has all easements and rights necessary or appropriate to conduct its operations as they are currently being conducted.

2.15           INTELLECTUAL PROPERTY AND CURRICULA .

         (a) There are no claims, demands or proceedings instituted, pending or, to the knowledge of the Company, threatened by any person contesting or challenging the right of the Company to use any of the Intellectual Property or Curricula (each as defined below) currently used by it in the operation of its business, and, to the knowledge of the Company, no person is infringing upon the Company's Intellectual Property or Curricula;

         (b) Except as set forth in Section 2.15 of the Company Disclosure Letter, each trademark registration, service mark registration, copyright registration and patent which is owned by or licensed to the Company and, with respect to those owned by the Company, has been maintained in good standing and, with respect to those licensed to the Company, to the Company's knowledge, has been maintained in good standing, except where the failure to so maintain would not reasonably be expected to have a Material Adverse Effect on the Company;


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         (c)   There are no Intellectual Property or Curricula owned by a person which the Company is using without license to do so, other than which use would not reasonably be expected to have a Material Adverse Effect on the Company;

         (d) The Company owns or possesses adequate licenses or other rights to use all Intellectual Property and Curricula the Company reasonably believes are necessary to conduct its business as now conducted;

         (e) The consummation of the Merger and the transactions contemplated by this Agreement will not impair the validity, enforceability, ownership or right of the Company or the Surviving Corporation to use its Intellectual Property or Curricula.

         (f) For purposes of this Agreement, "INTELLECTUAL PROPERTY" means patents and patent rights, trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, brand names, inventions, processes, copyrights and copyright rights, trade dress, business and product names, logos, trade secrets, know-how and all pending applications for and registrations of patents, trademarks, service marks and copyrights. For purposes of this Agreement, "CURRICULA" means curricula, course materials, instructional video tapes, tape recordings and visual aids.

2.16           AGREEMENTS, CONTRACTS AND COMMITMENTS . Except as set forth in
Section 2.16 of the Company Disclosure Letter or in the Exhibits to the Company SEC Reports filed prior to the date of this Agreement, as of the date of this Agreement, the Company is not a party to, nor is it or its assets bound by, any Material Contract. For purposes of this Agreement, "MATERIAL CONTRACT" means:

         (a)        any collective bargaining agreements;

         (b) any employment or consulting agreement, contract or binding commitment providing for compensation or payments in excess of $50,000 in any year not terminable by the Company on thirty days notice without liability, except to the extent general principles of wrongful termination or other employment law may limit the Company's ability to terminate employees at will;

         (c) any Company Plan (as defined in Section 2.28(c)), any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated or the right to benefits will be created, by the occurrence of the Merger or any of the transactions contemplated by this Agreement;

         (d) any agreement of indemnification or guaranty not entered into in the ordinary course of business with any party in excess of $50,000 individually or in the

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         aggregate, and any agreement of indemnification or guaranty between the Company and any of its officers or directors, irrespective of the amount of such agreement or guaranty;

         (e) Any agreement, contract or binding commitment containing any covenant directly or indirectly limiting the freedom of the Company to engage in any line of business, compete with any person, or sell any product, or which, following the consummation of the Merger, would so limit Parent or the Surviving Corporation;

         (f) any agreement, contract or binding commitment relating to capital expenditures and involving future obligations in excess of $50,000;

         (g) any agreement, contract or binding commitment relating to the disposition or acquisition of material assets not in the ordinary course of business (since June 30, 1999) or any ownership interest in any corporation, partnership, joint venture or other business enterprise;

         (h) any mortgages, indentures, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit (other than extensions of credit in the ordinary course of business from vendors);

         (i)        any Leases;

         (j) other than in connection with the Merger and other transactions contemplated by this Agreement, any other agreement, contract or binding commitment (excluding real and personal property leases) which involves payment by the Company of $50,000 or more in any twelve (12) month period or $50,000 in the aggregate and which cannot be terminated on 30 days notice without cost or expense to the Company or its subsidiaries;

         (k)        any agreements to register the Company's securities; or

         (l) any other material agreements, contracts or binding commitments.

The numerical thresholds set forth in this Section 2.16 shall not be deemed in any respects to define materiality for other purposes of this Agreement. The Company has provided or made available to Parent true and complete copies of all Material Contracts as amended to date.

2.17 NO DEFAULT . Except as set forth in Section 2.17 of the Company Disclosure Letter, the Company has not breached, or received in writing any claim or threat that it has

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breached, in any material respect, any Material Contract, and, to the knowledge of the Company, no event has occurred or state of circumstances or facts exists which, with the passage of time or the giving of notice or both, could reasonably be expected to constitute such a breach. Each Material Contract that has not expired or been terminated in accordance with its terms is in full force and effect, except for such Material Contracts for which the failure to be in full force and effect could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and constitutes the legal and binding obligation of the Company and, to the knowledge of the Company, constitutes the legal and binding obligation of the other parties thereto.

2.18           COMPLIANCE WITH LAWS; LICENSES .

         (a) Except as set forth in Section 2.18(a) of the Company Disclosure Letter, neither the Company nor the School is in violation of any legal requirement (including, without limitation, any liquor control or similar laws) or Accrediting Body standard or requirement which violation could reasonably be expected to have a Material Adverse Effect on the Company or the School, and neither the Company nor the School has received notice of any such violation. The Company and the School have filed all material reports, documents, information, applications and returns required to be filed by them on or prior to the date hereof with Governmental/Regulatory Entities and Accrediting Bodies.

         (b) The Company currently maintains all licenses, accreditations, certificates, permits, consents, authorizations, and other governmental or regulatory approvals (the "LICENSES") necessary to conduct the business and operations of the Company and the School as presently being conducted, except where the failure to maintain any such Licenses would not have a Material Adverse Effect on the Company. Section 2.18(b) of the Company Disclosure Letter contains a true, correct and complete list of all Licenses of the Company and the School. No application made by the Company or the School for any License during the last five (5) years has been denied. The Licenses are in full force and effect, and no proceedings for the suspension or cancellation of any of them is pending or, to the Company's knowledge, threatened. The Company has delivered to Purchaser copies of all such Licenses. Neither the Company nor the School has received notice that any of the Licenses will not be renewed and, to the Company's knowledge, there is no basis for nonrenewal of any License.

         (c) For the fiscal year ended June 30, 1999 and as of the date of this Agreement, the School has no more than ninety percent (90%) of its revenues derived from the Title IV Programs or pursuant to the Title IV Programs as determined in accordance with 34 C.F.R. Section 600.5(d). The School has not had more than eighty-five

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         percent (85%) of its revenues so derived for any of the last four
         (4) fiscal years prior to the fiscal year ended June 30, 1999. For purposes of this Section 2.18, "revenues" does not include any loans or scholarships issued by the Company, the School or any of their affiliates. "TITLE IV PROGRAM" means any program of student financial assistance administered pursuant to Subchapter IV of the Higher Education Act of 1965, as amended, 20 U.S.C.A. Section 1070 et seq. ( "TITLE IV"), and any amendments or successor statutes thereto.

         (d) The School has all accreditations required to conduct the business of the School as presently conducted, is certified by the Department of Education ( "DOE") as an eligible institution under Title IV and is a party to, and in compliance with, a valid program participation agreement with the DOE with respect to the operations of the School, except where any failure to comply with a valid program participation agreement could not reasonably be expected to have Material Adverse Effect on the Company. Without limitation of the foregoing, the Company has all accreditations required to be issued by the Accrediting Commission of Career Schools and Colleges of Technology ( "ACCSCT"), and the California Department of Consumer Affairs necessary to operate the School as presently operated in accordance with applicable legal requirements. Additionally, the School is accredited by the American Culinary Federation Educational Institute ( "ACFEI"). Except as set forth in Section 2.18(d) of the Company Disclosure Letter, neither the Company nor the School has received any notice with respect to any alleged violation of a legal requirement, rule, regulation or standards of the DOE or other Governmental/Regulatory Entity, or any applicable Accrediting Body in respect of the School, including with respect to recruitment, sales and marketing activities, or the terms of any program participation agreement to which the School or the Company is or was a party. Section 2.18(d) of the Company Disclosure Letter contains a list of any such notice received by the Company and a description of the dispositions of such notice. Except as set forth in Section 2.18(d) to the Company Disclosure Letter, the Company is not aware of any investigation, audit or review of the Company's or the School's student financial aid programs or any review of accreditation of the School by any Governmental/Regulatory Entity or Accrediting Body.

2.19           RECRUITMENT; ADMISSIONS PROCEDURES; ATTENDANCE REPORTS .

         (a) Section 2.19 of the Company Disclosure Letter contains a complete list of all policy manuals and other statements of procedures or instructions relating to (a) recruitment of students for the School, including procedures for assisting in the application by prospective students for direct or indirect student financial assistance; (b) admissions procedures, including any descriptions of procedures for insuring compliance with legal requirements or Accrediting Body requirements and standards


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         applicable to such procedures; (c) procedures for encouraging and verifying attendance, minimum required attendance policies, and other relevant criteria relating to course performance requirements and completion and (d) procedures for processing, disbursing and refunding student financial assistance funds (collectively, the "POLICY GUIDELINES"). The Company has delivered to Parent true, correct and complete copies of all Policy Guidelines.

         (b) The operations of the Company and the School have been conducted in all material respects in accordance with the Policy Guidelines and all relevant standards and requirements imposed by applicable Accrediting Bodies, and other agencies administering any student financial assistance programs in which the Company or the School participates, and other applicable legal requirements.

         (c) The Company has submitted all reports, audits, and other information, whether periodic in nature or pursuant to specific requests, for the Company and the School to all agencies, Governmental/Regulatory Entities or other entities with which such filings are required in order to be in compliance with (i) applicable accreditation standards and requirements, (ii) legal requirements governing programs pursuant to which the School or its students receive student financial assistance funding, and (iii) all articulation agreements between the Company or School and degree granting colleges and universities in effect as of the date hereof, except where failure to submit such reports, audits and other information would not have a Material Adverse Effect on the Company.

         (d) All student financial assistance grants and loans have been calculated and made and all disbursements and record keeping relating thereto have been completed, in compliance with legal requirements, and there are no material deficiencies in respect thereto. To the knowledge of the Company or the School, and except as previously disclosed in prior audits or reviews by DOE or any Accrediting Body, no student at the School has been funded prior to the date for which such student was eligible for such funding or in any amount other than an amount such student was eligible to receive, and such student records conform in form and substance to all legal requirements.

2.20 COHORT DEFAULT RATE . Section 2.20 of the Company Disclosure Letter sets forth the published and draft cohort default rate for the School, calculated by the DOE and issued to the School pursuant to 30 C.F.R. Section
668.17 or a predecessor regulation, for the federal fiscal years September 30, 1994 through and including September 30, 1997. Such schedule is materially accurate in all respects. As of the date of this Agreement, neither the Company nor the School has received any notice from DOE or any guaranty agency as to the calculation or issuance of a published or draft cohort default rate for the School for the year ended September 30, 1998. The School has official cohort default rates of 25.0%, 15.6%,


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2.8%, 12.5% and 28.57% on Federal Perkins Loans for award years, 1995, 1996,
1997, 1998 and 1999, respectively.

2.21 DELIVERY OF DOCUMENTS . The Company has delivered to Parent true and complete copies of all correspondence (excluding general correspondence routinely sent to or received from the DOE or any Accrediting
Body) received from or sent by or on behalf of the Company or the School to the DOE or any Accrediting Body to the extent such correspondence (i) was sent or received within the past five (5) years or relates to any issue which remains pending, and (ii) relates to (a) any notice that any accreditation or License is not in full force and effect or that an event has occurred which constitutes or, with the giving of notice or the passage of time or both, would constitute a breach or violation thereunder; (b) any written notice that the Company or the School have violated or are violating any legal requirement, regulation, rule, standard or requirement related to the Title IV Programs, or any standard or requirement of any applicable Accrediting Body, or any legal requirement, regulation, rule, standard or requirement related to the maintaining and retaining in full force and effect any accreditations; (c) any audits, program reviews, investigations or site visits conducted by the DOE, any Accrediting Body, any guaranty agency, any other Governmental/Regulatory Entity or any independent auditor reviewing compliance by the Company or the School with the statutory, regulatory or other requirements of the Title IV Programs; (d) any written notice of an intent to limit, suspend, terminate, revoke, cancel, not renew or condition the accreditation of the Company or the School; (e) any written notice of an intent or threatened intent to condition the provision of Title IV Program funds to the Company or the School on the posting of a letter of credit or other surety in favor of the DOE; (f) any written notice of an intent to provisionally certify the eligibility of the School to participate in the Title IV Programs; and (g) the placement or removal of the School on or from the reimbursement or cash monitoring method of payment under Title IV Programs.

2.22 STUDENT RECRUITING . Since January 31, 1994, no admissions representative, agent or any other person or entity engaged, directly or indirectly, in any student recruiting or admission activities or in making decisions regarding the awarding of Title IV Program funds for or on behalf of the Company or the School has been paid, provided or contracted for any commission, bonus or other incentive payment based directly or indirectly on success in securing enrollments or financial aid.

2.23 CONTROL MATTERS . Except as set forth in Section 2.23 of the Company Disclosure Letter, to the Company's knowledge, since July 31, 1994, no person who exercises substantial control over the Company or the School (as the term "substantial control" is defined at 34 C.F.R. Section 600.30) is or has been a principal, affiliate, shareholders or trustee or has held an ownership interest, whether legal or equitable, in any other institution (whether or not participating in the Title IV Programs) or any third party servicer (as that term is defined at 34 C.F.R. Section 668.2). Except as set forth in Section 2.23 of the Company Disclosure Letter, no

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person who exercises substantial control over the Company or the School (as the term "substantial control" is defined at 34 C.F.R. Section 600.30) or any member or members of that person's family, alone or together, exercises, or since July 1, 1994, exercised substantial control over another institution or a third-party servicer (prior to or during the period such person exercised substantial control over the Company or the School) that owes a liability for a violation of any requirement of the Title IV Programs. To the Company's knowledge, since July 1, 1994, no person who exercises substantial control over the Company or the School (as the term "substantial control" is defined at 34 C.F.R. Section 600.30) has pled guilty to, has pled nolo contendre to, or has been found guilty of, a crime involving the acquisition, use or expenditure of funds under the Title IV Programs or has been judicially determined to have committed fraud involving funds under the Title IV Programs. Since July 1, 1994, neither the Company nor the School nor any affiliate of the Company or the School that has the power, by contract or ownership interest, to direct or cause the direction of the management of policies of the School, has filed for relief in bankruptcy or has entered against it an order for relief in bankruptcy. Neither the Company nor the School employs, and, since July 1, 1994 has employed, any individual or entity in a capacity that involves the administration or receipt of funds under the Title IV Programs, or contracted with any institution or third-party servicer, which has been terminated under the Higher Education Act for a reason involving the acquisition, use or expenditure of federal, state or local government funds, or has been convicted of, or has pled nolo contendre or guilty to, a crime involving the acquisition, use or expenditure of federal, state or local government funds, or has been administratively or judicially determined to have committed fraud or any other material violation of law involving federal, state or local government funds. No institution (whether or not participating in the Title IV Programs) or any third-party servicer (as that term is defined at 34 C.F.R. 668.2) is, or since July 1, 1994 has been, administered commonly, jointly or in conjunction with the Company or the School, and no other institution or organization of any sort has provided educational services on behalf of the Company or the School.

2.24           FINANCIAL ASSISTANCE PROGRAMS .

         (a) Section 2.24 of the Company Disclosure Letter lists each program, including institutional or private programs, pursuant to which student financial assistance, grants or loans ( "FINANCIAL ASSISTANCE") are provided to or on behalf of the School's students.

         (b) Section 2.24 of the Company Disclosure Letter lists all agreements between the Company or the School and the DOE or any guaranty agency relating to Financial Assistance. Each such agreement is in full force and effect, is a valid and binding and enforceable obligation by or against the Company or the School and the other party or parties thereto and no event has occurred which constitutes or, with the giving of notice or the passage of time or both would constitute, a default or breach


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         thereunder. The Company has delivered to the Parent true, correct and complete copies of each contract or agreement listed.

2.25 LITIGATION . Except as set forth in Section 2.25 of the Company Disclosure Letter, there is no suit, action, arbitration, demand, claim or proceeding pending, or, to the knowledge of the Company, threatened against the Company, except for suits, actions, arbitrations, demands, claims and proceedings which would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company; there are no such suits, actions or proceedings pending or, to the knowledge of the Company, threatened, against the Company which question the legality or validity of the Agreement, the Merger and the other transactions contemplated by this Agreement; nor is there any judgment, decree, injunction, award, rule or order of any Governmental/Regulatory Entity or arbitrator outstanding against the Company. The Company has made available to Parent or its counsel correct and complete copies of all correspondence prepared by Company's counsel for the Company's auditors in connection with the last three completed audits of the Company's financial statements and any such correspondence since the date of the last such audit.

2.26 INSURANCE . Section 2.26 of the Company Disclosure Letter lists all of the existing insurance policies of the Company and all outstanding claims against each insurance policy. The Company has not received notice of cancellation, termination or premium increase with respect to such insurance policies. The Company maintains in full force and effect insurance on its assets and its business and operations against loss or damage, risks, hazards, and liabilities of any kinds on and in the amounts customarily insured against by corporations engaged in the same or similar businesses.

2.27 LABOR MATTERS . The Company has complied in all material respects with all applicable laws, and there is no allegation, charge or complaint or proceeding pending or, to the Company's knowledge, threatened against the Company or any of its officers, directors or employees, relating to the employment of labor, including with respect to employment, equal employment opportunity, discrimination, harassment, immigration, wages, hours, benefits, collective bargaining, the payment of social security and other taxes, workers compensation or long term disability. Except as set forth in Section 2.27 of the Company Disclosure Letter, there has never been, there is not presently pending or existing, and to the Company's knowledge there is not threatened, any labor arbitration, or proceeding in respect of the grievance of any employee, or other labor dispute against or affecting the Company, or, to the knowledge of the Company, any strike, slowdown, picketing, work stoppage, organizational activity or application or complaint filed by an employee or union with the National Labor Relations Board or any comparable governmental authority. The Company is not party to any collective bargaining agreement, and no application for certification of a collective bargaining agent is pending or, to the Company's knowledge, threatened. There is no lockout of any employees by the Company, and no such action is contemplated by the Company. Except as set


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forth in Section 2.27 of the Company Disclosure Letter, as of the date hereof, the Company has not given to or received from any current officer, key employee or director of the Company written notice of termination of employment or has the knowledge that any such officer, manager, key employee or director intends to terminate such employment.

2.28           EMPLOYEE BENEFITS .

         (a) Section 2.28 of the Company Disclosure Letter contains a list of each Company Plan (as hereinafter defined) maintained by the Company. With respect to each Company Plan, the Company has delivered to Parent prior to the date hereof, to the extent applicable, a true and correct copy of (i) such Company Plan and all amendments thereto, (ii) each trust agreement, insurance contract or administration agreement relating to such Company Plan, (iii) the most recent summary plan description for each Company Plan for which a summary plan description is required, (iv) the most recent annual report (Form 5500) filed with the IRS, (v) the most recent determination letter, if any, issued by the IRS with respect to any Company Plan intended to be qualified under section 401(a) of the Code, (vi) any request for a determination currently pending before the IRS and (vii) all correspondence with the IRS, the Department of Labor or the Pension Benefit Guaranty Corporation relating to any outstanding controversy. Except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, each Company Plan complies with the Employment Retirement Income Security Act of 1974, as amended ( "ERISA"), the Code and all other applicable statutes and governmental rules and regulations. At no time has the Company or any of its ERISA Affiliates (as hereinafter defined) been required to contribute to, or otherwise had any liability with respect to, a plan subject to Title IV of ERISA or a "MULTIEMPLOYER PLAN" (as defined in Section 4001(a)(3) of ERISA). All IRS Forms 5500 with respect to the Company Plans have been (and for 1998 and 1999, will be) timely filed.

         (b) There are no actions, suits or claims pending or, to the knowledge of the Company, threatened (other than routine claims for benefits) with respect to any Company Plan which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. No prohibited transactions described in Section 406 of ERISA or Section 4975 of the Code have occurred which could reasonably be expected to result in material liability to the Company or its subsidiaries. All Company Plans that are intended to be qualified under Section 401(a) of the Code have been determined by the IRS to be so qualified, and there is no reason why, to the Company's knowledge, any Company Plan is not so qualified in operation. Neither the Company nor any of its ERISA Affiliates has any liability or obligation under any welfare plan to provide life insurance or medical benefits after termination of


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         employment to any employee or dependent other than as required by
         Part 6 of Title I of ERISA or as disclosed in the Company Disclosure Letter.

         (c) As used herein, (i) "COMPANY PLAN" means a "PENSION PLAN" (as defined in Section 3(2) of ERISA), a "welfare plan" (as defined in
         Section 3(1) of ERISA), or any bonus, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, vacation, severance, death benefit, insurance or other plan, arrangement or understanding, in each case established, maintained or contributed to by the Company or any of its ERISA Affiliates or as to which the Company or any of its ERISA Affiliates or otherwise may have any liability and (ii) with respect to any person, "ERISA AFFILIATE" means any trade or business (whether or not incorporated) which is or within the last six years was under common control or would be or have been considered a single employer with such person pursuant to Section 414(b), (c), (m) or (o) of the Code and the regulations promulgated thereunder or pursuant to Section 4001(b) of ERISA and the regulations thereunder.

         (d) Section 2.28 of the Company Disclosure Letter contains a list of all (i) severance and employment agreements with officers and employees of the Company and each ERISA Affiliate, (ii) severance plans, programs and policies of the Company with or relating to its employees and (iii) plans, programs, agreements and other arrangements of the Company with or relating to its employees which contain change of control or similar provisions. The Company has provided to Parent a true and complete copy of each of the foregoing. Except as set forth in Section 2.28(d) of the Company Disclosure Letter, no such plan, program, agreement or arrangement will trigger Section 280G of the Code.

         (e) The Company has complied with all of its obligations under the Consolidated Omnibus Budget Reconciliation Act of 1985 ( "COBRA") and the Health Insurance Portability and Accountability Act of 1996 ( "HIPAA"), and will not incur any liability in connection with benefit continuation rights under COBRA with respect to its employees or former employees or any other employees. No Plan is funded through a "welfare benefit fund" as described in Section 419(e) of the Code.

2.29 ACCREDITATION AND STATE LICENSURE/APPROVAL . Except as set forth in Section 2.18(a) of the Company Disclosure Letter, to the Company's knowledge, there exists no fact or circumstance attributable to the Company or the School which would prevent Parent from obtaining any authorization, consent or similar approval from the DOE or any other Governmental/Regulatory Agency or Accrediting Body whose authorization, consent or similar approval is contemplated in connection with this Agreement, including, without limitation, any authorization, consent or similar approval which must be obtained prior to or following the


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Closing from the DOE, the State of California or ACCSCT in order to continue the operations of the School as presently conducted. The Company has notified ACCSCT that the School offers unaccredited programs through its College of Food locations.

2.30 COMPUTER ROLLOUT . The Company has taken no action with respect to its planned distribution/sale of laptop computers to students at the School whether related to the School's programs or otherwise (the "COMPUTER ROLLOUT"), including, without limitation, entering into any agreement or otherwise making any purchasing commitments.

2.31           RELATIONSHIPS WITH RELATED PERSONS . Except as set forth in
Section 2.31 of the Company Disclosure Letter, there are no, and since
January 1, 1997 have not been any, undischarged contracts or agreements or other material transactions between the Company, on the one hand, and any director or executive officer of the Company or any of their respective Related Persons (as defined below), on the other hand, and no director or executive officer of the Company or any of their respective Related Persons have any interest in any of the assets of the Company, other than as a shareholder. For purposes hereof, the term "RELATED PERSONS" shall mean: (a) each other member of such individual's Family and (b) any person or entity that is directly or indirectly controlled by any one or more members of such individual's Family. For purposes of this definition, the "FAMILY" of an individual includes (i) such individual, (ii) the individual's spouse, siblings, or ancestors (iii) any lineal descendant of such individual, or their siblings, or ancestors or (iv) a trust for the benefit of the foregoing.

2.32 STATE "ANTI-TAKEOVER" STATUTES . The Board of Directors of the Company has taken all necessary action so that neither Section 1203 of California Law nor any other "fair price," "control share acquisition" statute or anti-takeover laws or other similar statute or regulation will apply to the Merger, this Agreement or the transactions contemplated hereby.

2.33           CHANGE OF CONTROL PAYMENTS . Except as set forth in Section
2.33 of the Company Disclosure Letter, and except as contemplated by this Agreement, neither the execution and delivery of this Agreement nor the consummation of the Merger and other transactions contemplated hereby will
(i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer or employee of the Company from the Company, under any Company Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Company Plan, (iii) result in the acceleration of the time of payment or vesting of any such benefits, (iv) create a right to receive payments upon a subsequent termination of employment or (v) result in the acceleration of the time of payment of any of the Company's accounts payable.


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2.34           ENVIRONMENTAL PROTECTION .

         (a) Except as set forth on Section 2.34 of the Company Disclosure Letter, the Company: (i) is in compliance with all applicable Environmental Laws, except where noncompliance could not reasonably be expected to have a Material Adverse Effect on the Company; (ii) has not received any Environmental Claim or any communication (written or oral), from a governmental authority or third party that alleges that the Company or any current or former affiliate of the Company is not in compliance with applicable Environmental Laws;
         (iii) has not owned or operated any property that, to the Company's knowledge, is contaminated with any Hazardous Material which may reasonably be expected to require remediation under any Environmental Law; (iv) to the Company's knowledge, is not subject to liability for any off-site disposal or contamination; and (v) to the Company's knowledge, is not subject to any other circumstance in connection with any Environmental Law that could reasonably be expected to result in any claims, liabilities, costs or restrictions on the business or the ownership, use or transfer of any property.

         (b) For purposes of this Agreement, the following terms shall have the meanings set forth below:

               (i) "ENVIRONMENTAL CLAIM" shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation (written or oral) by any person alleging liability (including, without limitation, liability for enforcement, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from: (A) the presence or Environmental Release of any Hazardous Materials at any parcel of real property; or (B) circumstances forming the basis of any violation or alleged violation, of any Environmental Law; or (C) any and all claims by any person seeking damages, contribution, indemnification, cost, recovery, compensation or injunctive relief resulting from the presence or Environmental Release of any Hazardous Materials;

               (ii) "ENVIRONMENTAL LAWS" shall mean any federal, state or local statute, law, rule, ordinance, code, policy, rule of common law and regulations, as in effect on the date hereof, relating to pollution or protection of human health (including those parts of OSHA relating to Hazardous Materials) or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), including, without limitation, laws and

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               regulations relating to Environmental Releases or threatened
               Environmental Releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, presence, use, treatment, storage, disposal, transport or handling of Hazardous Materials;

               (iii) "ENVIRONMENTAL RELEASE" shall mean any release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching or migration into the atmosphere, soil, surface water or groundwater; and

               (iv) "HAZARDOUS MATERIALS" shall mean: (A) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, and transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls above regulated levels and radon gas; and (B) any chemicals, materials or substances which as of the date hereof are defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," or words of similar import, under any Environmental Law; and (C) any other chemical, material, substance or waste, exposure to which as of the date hereof is prohibited, limited or regulated by any governmental authority.

2.35 VOTE REQUIRED . The affirmative vote of the holders of at least a majority of the outstanding shares of Company Capital Stock entitled to vote with respect to the Merger is the only vote of the holders of any class or series of the Company's stock necessary to approve the Merger and this Agreement.

2.36 NO PENDING TRANSACTIONS . Except for the Merger and other transactions contemplated by this Agreement, the Company is not a party to or bound by or the subject of any agreement, undertaking or commitment with any person that could result in (i) the sale, merger, consolidation or recapitalization of the Company, (ii) the sale of all or substantially all of the assets of the Company, or (iii) a change of control of more than ten percent (10%) of the outstanding capital stock of the Company.

2.37 YEAR 2000 . Except as set forth in Section 2.37 of the Company Disclosure Letter, (i) all functions including, without limitation, date-reliant (which includes year-reliant) functions of the information and business systems of the Company (collectively, the "SYSTEMS") are capable of continuing to operate up to, during and after the Year 2000, (ii) neither the performance nor functionality of the Systems will be affected by any changes to the field configuration which contains the date information within any part of the System caused by the advent of the year 2000, and (iii) the Systems will perform consistent with past


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performance and there shall be no faults in the processing of dates and date-dependent information or data including, without limitation, in calculations, comparisons and sequencing of information or data, except, in each case, such failures to operate or perform that could not reasonably be expected to have a Material Adverse Effect. Section 2.37 of the Company Disclosure Letter sets forth, with respect to any exception, the nature of such exception in detail, including the nature of the problem, the nature of the steps undertaken and planned, and the Company's good faith estimate of the cost to correct such problem and its projection of a date for project completion.

2.38 PROXY STATEMENT . The proxy statement to be sent to the shareholders of the Company in connection with the meeting of the Company's shareholders to consider the Merger (the "COMPANY SHAREHOLDERS' MEETING") (such proxy statement as amended or supplemented is referred to herein as the "PROXY STATEMENT") shall not, on the date the Proxy Statement is first mailed to the Company's shareholders, at the time of the Company Shareholders' Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. The Proxy Statement will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. If at any time prior to the Effective Time any event relating to the Company or any of its affiliates, officers or directors should be discovered by the Company which should be set forth in a supplement to the Proxy Statement, the Company shall promptly supplement the Proxy Statement and send such supplement to the Company's shareholders and Parent. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub in writing specifically for inclusion in the Proxy Statement.

2.39 BOARD APPROVAL . The Board of Directors of the Company, has, on or prior to the date hereof, approved this Agreement, the Merger and the other transactions contemplated hereby.

2.40 FAIRNESS OPINION . The Board of Directors of the Company has received a written opinion from Sutter Securities Incorporated, dated no later than the date hereof, that, as of the date of this Agreement, the Merger Consideration is fair to the Company's shareholders from a financial point of view and has delivered to Parent a copy of such opinion.

2.41 BROKERS' AND FINDERS' FEES . The Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement, the Merger or any transaction contemplated hereby, except for a fee due to Legg Mason Wood Walker Incorporated pursuant to an agreement, a true, complete and correct copy of which has been provided to Parent (the


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"ENGAGEMENT LETTER") and for a fee due to Sutter Securities Incorporated in
connection with the delivery of a fairness opinion pursuant to Section 2.40.

2.42 ACCSCT AND DOE MATTERS. Set forth in Section 2.42 of the Company Disclosure Letter is a true and correct copy of the Company's calculation of the cash, cash equivalents and the financial responsibility composite ratio.

         3.    REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

         Parent and Merger Sub represent and warrant to the Company as follows:

3.1 ORGANIZATION OF PARENT/MERGER SUB . Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has the corporate power to carry on its business as now being conducted, and is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which such qualification is required by virtue of the nature of activities conducted by it, except to the extent that the failure to be so qualified and in good standing could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. In this Agreement, the term "MATERIAL ADVERSE EFFECT" used in reference to the Parent means any event, change, circumstance, condition or effect which, when considered with all other events, changes, circumstances, conditions or effects, has, or any development that would reasonably be expected to have, a material adverse effect on the results of operations, financial condition, assets, liabilities, business or prospects of Parent and its subsidiaries, taken as a whole, other than general changes in economic conditions or the educational services industry, each considered alone without regard to any other effects, changes, events, circumstances or conditions, and other than any adverse change, event or effect that is demonstrated by Parent to be primarily caused by the pendency of the Merger or the transactions contemplated hereby. Merger Sub is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has the company power to carry on its business as now being conducted.


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3.2            AUTHORITY; NO CONFLICT .

         (a) Parent and Merger Sub have all requisite corporate and company power and authority, respectively, to enter into this Agreement and to consummate the Merger and other transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation of the Merger and other transactions contemplated hereby have been duly authorized by all necessary corporate and company action on the part of Parent and Merger Sub, respectively. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes the valid and binding obligations of Parent and Merger Sub, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity.

         (b) The execution and delivery of this Agreement by Parent and Merger Sub does not, and the consummation of the Merger and other transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under any (i) provision of the Certificate of Incorporation or Bylaws of Parent or the Articles of Organization or Operating Agreement of Merger Sub, (ii) any mortgage, indenture, lease, contract or other agreement to which Parent or Merger Sub is a party or by which Parent or Merger Sub or the assets of Parent or Merger Sub is bound, except for any such conflict, violation, default, right or loss which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (iii) any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or Merger Sub, or their respective assets, except for any such conflict, violation, default, right or loss which could not reasonably be expected to have a Material Adverse Effect on Parent or Merger Sub.

         (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental/Regulatory Entity is required by or with respect to Parent and Merger Sub in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Merger and other transactions contemplated hereby, except for (i) the filing of a pre-merger notification report under the HSR Act, (ii) the filing of the Agreement of Merger with the California Secretary of State and the Certificate of Merger with the Delaware Secretary of State, (iii) the filing of a Form 8-K with the SEC, (iv) approval by California Department of Consumer Affairs and the DOE and (v) such other consents, authorizations, filings, approvals and registrations which if not obtained or


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         made could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent or materially impair the ability of Parent or Merger Sub to consummate the Merger and other transactions contemplated hereby.

3.3 LITIGATION. As of the date hereof, there are no actions, suits, claims, litigation or proceedings pending or, to the knowledge of Parent or Merger Sub, threatened, against Parent or its Subsidiaries by any person which question the legality, validity or consummation of the Merger and the other transactions contemplated by this Agreement or materially impair the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated hereby.

3.4 SUFFICIENT FUNDS. Parent has, and will have at the Effective Time, possession of, or has, and will have at the Effective Time, available to it under existing lines of credit, sufficient funds to consummate the Merger and the other transactions contemplated by this Agreement, including payment of the Merger Consideration and all related costs and expenses and will cause Merger Sub to have sufficient funds available to consummate the Merger and the transactions contemplated hereby.

3.5 BOARD APPROVAL . The Board of Directors of Parent and the Manager of Merger Sub have, as of the date hereof, approved this Agreement and the Merger.

3.6 BROKERS' AND FINDERS' FEES . Parent has not incurred, and will not incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement, the Merger or any transaction contemplated hereby.

3.7 OPERATIONS OF MERGER SUB . Merger Sub is an indirect, wholly-owned subsidiary of Parent, was formed solely for the purpose of engaging in the Merger and other transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

3.8 INFORMATION SUPPLIED . The information with respect to Parent or Merger Sub that Parent furnishes to the Company in writing for use in the Proxy Statement will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time any event relating to the Parent or Merger Sub or any of their respective affiliates, officers or directors should be discovered by Parent or Merger Sub which should be set forth in a supplement to the Proxy Statement, the Parent shall promptly notify the Company and send all relevant information to the Company.


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3.9            AGREEMENTS WITH SHAREHOLDERS . Parent has provided the Company with true and complete copies, or otherwise informed the Company with written summaries, of all agreements, arrangements, contracts, binding commitments or oral understandings between Parent or Merger Sub and any shareholder of the Company, as amended to date.

4. CONDUCT OF BUSINESS OF THE COMPANY PRIOR TO THE EFFECTIVE TIME. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Effective Time, the Company agrees, except as set forth in Section 4 of the Company Disclosure Letter or to the extent that Parent shall otherwise consent in writing, to carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay timely its debts and Taxes, subject to good faith disputes over such debts or taxes, and on the same payment terms such debts and taxes have historically been paid, to collect its receivables in the same manner and on the same terms such receivables have historically been collected, to timely pay or perform other material obligations when due, and to use all commercially reasonable efforts consistent with past practices and policies to preserve intact the Company's present business organizations, keep available the services of its present officers and employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with the Company, to the end that the Company's goodwill and ongoing businesses be unimpaired at the Effective Time. The Company shall promptly notify Parent of any material event or occurrence not in the ordinary course of business of the Company. Except as expressly provided for by this Agreement or as set forth on the Company Disclosure Letter, the Company shall not, prior to the Effective Time or earlier termination of this Agreement pursuant to its terms, without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed):

         (a) Except as required by the Company Plans, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under the Company Plans or authorize cash payments in exchange for any options granted under any of such plans, except as contemplated by Section 1.9 of this Agreement;

         (b) Enter into any partnership agreements, joint development agreements or strategic alliance agreements;

         (c) Increase the pay or other compensation or grant any severance or termination pay (i) to any executive officer or director or (ii) to any other employee except payments made in connection with the termination of employees who are not executive officers in amounts consistent with Company's policies and past practices or pursuant to written agreements in effect, or policies existing, on the date hereof and as disclosed in
         Section 2.16 of the Company Disclosure Letter;



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         (d) Except as set forth in Section 4(d) of the Company Disclosure
         Letter, transfer or license to any person or entity or otherwise extend, amend or modify any rights to the Company Intellectual Property or Curricula;

         (e) Commence any litigation other than (i) for the routine collection of bills, or (ii) in such cases where the Company in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of the Company's business, provided that the Company consults with the Parent prior to the filing of such a suit (except that the Company shall not require the approval of, and shall not be required to consult with, Parent with respect to any claim, suit or proceeding by the Company against Parent or any of its affiliates);

         (f) Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of the Company;

         (g) Redeem, repurchase or otherwise acquire, directly or indirectly, recapitalize or reclassify any shares of its capital stock;

         (h) Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class or securities convertible into, or subscriptions, rights, warrants or options to acquire, or enter into other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than the issuance of shares of Company Capital Stock pursuant to the exercise of Company stock options outstanding as of the date of this Agreement;

         (i) Cause, permit or propose any amendments to the Company's Articles or Company Bylaws, or amend any Material Contract;

         (j) Except as permitted under Section 5.16 of this Agreement, sell, lease, license, encumber or otherwise dispose of any of the Company's properties or assets which are material, individually or in the aggregate, to the business of the Company, except in the ordinary course of business consistent with past practice, or liquidate, in whole or in part;

         (k) Incur any indebtedness for borrowed money in excess of $250,000 (in the aggregate) (other than ordinary course trade payables or pursuant to existing credit facilities in the ordinary course of business) or guarantee any such indebtedness or issue


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         or sell any debt securities or warrants or rights to acquire debt securities of the Company or guarantee any debt securities of others;

         (l) Adopt or amend any Company Plan or increase the salaries or wage rates of any of its employees (except for wage increases in the ordinary course of business and consistent with past practices), including but not limited to (but without limiting the generality of the foregoing), the adoption or amendment of any stock purchase or option plan, the entering into of any employment contract not in the ordinary course of business which would be a Material Contract pursuant to Section 2.16 (b) of this Agreement or the payment of any special bonus or special remuneration to any director or employee, other than bonuses reflected on the Company Balance Sheet;

         (m) Revalue any of the Company's assets, including without limitation writing down the value of inventory, writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice or waiving any right of material value;

         (n) Commence any operations in connection with the Company's properties in New Orleans, Louisiana;

         (o) Pay, discharge or satisfy in an amount in excess of $50,000 (in any one case) or $150,000 (in the aggregate), any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), including, without limitation, under any employment contract or with respect to any bonus or special remuneration, other than the payment, discharge or satisfaction in the ordinary course of business of liabilities of the type reflected or reserved against in the Company June 30th Financials (or the notes thereto);

         (p) Make or change any material election in respect of Taxes, adopt or change in any material respect any accounting method in respect of Taxes, file any amendment to a material Return, enter into any closing agreement, settle any claim or assessment in respect of Taxes (except settlements effected solely through payment of immaterial sums of money), or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

         (q) Except as permitted under Section 5.16 of this Agreement, enter into any Material Contract other than in the usual, regular and ordinary course of business consistent with past practices and policies;

         (r) Amend or terminate any of the Company's insurance policies;


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         (s) Except as set forth in Section 4(s) of the Company Disclosure
         Letter, make any changes with respect to the tuition, fees, program duration or Curricula of any of the programs offered by the School, including, without limitation, implementing any foreign exchange student programs;

         (t) Take any action with respect to the establishment or development of additional locations offering the School's College of Food programs, except with respect to the Garden Grove campus;

         (u) Take any action with respect to the Computer Rollout;

         (v) Hire, fire (other than for cause) or change the responsibilities or work location of any employee or prospective employee whose annual compensation is greater than $75,000 and whose employment cannot be terminated by the Company on thirty days notice without liability; or

                  (w) Enter into an agreement, agree to pay or cause to be paid any fees for expenses of, discharge any debts to the Company owing from or release or discharge any claims of the Company against any of the individuals listed in Section 4(w) of the Company Disclosure Letter or such individuals' affiliates, in connection with this Agreement or the transactions contemplated hereby.

                  (x) Take, or agree in writing or otherwise to take, any of the actions described in clauses (a) through (w) above, or any other action which would cause or would be reasonably likely to cause any of the conditions to the Merger set forth in Sections 6.1 or 6.3, not to be satisfied.


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5.             ADDITIONAL AGREEMENTS

5.1 COMPANY DISCLOSURE LETTER . The Company has delivered to Parent the Company Disclosure Letter as provided in Article 2. The Company Disclosure Letter shall be signed by the Chief Executive Officer and Chief Financial Officer and Secretary of the Company and shall state that such Company Disclosure Letter is the Company Disclosure Letter referred to in this Agreement. The Company Disclosure Letter is deemed to constitute an integral part of this Agreement and to modify, as specified, the representations, warranties, covenants or agreements of the Company contained in this Agreement.

5.2 PROXY STATEMENT . As promptly as practicable after the execution of this Agreement, the Company shall prepare, and file with the Securities and Exchange Commission, the Proxy Statement. The Proxy Statement shall include the fairness opinion of Legg Mason Wood Walker, Incorporated, referred to in Section 2.41 and shall conform to the requirements of Section 2.39.

5.3 MEETING OF SHAREHOLDERS . Promptly after the date hereof, the Company shall take all action necessary in accordance with the California Law and the Company Articles and Company Bylaws to convene the Company Shareholders' Meeting to be held as promptly as practicable for the purpose of voting upon approval of the principal terms of this Agreement and the Merger. The Board of Directors of the Company shall recommend and declare advisable such approval and the Company shall take all lawful action to solicit from its shareholders proxies in favor of the approval of the principal terms of this Agreement and the Merger, and use its best efforts to obtain, such approval, subject to the fiduciary duties of the Company's directors under California Law.

5.4 ACCESS TO INFORMATION . The Company shall afford the Parent and its employees, accountants, legal counsel and other representatives reasonable access during normal business hours during the period prior to the Effective Time to all information concerning the business to inspect, investigate and audit the contracts, operations and business of the Company including, without limitation, providing financial aid/regulatory information, providing access to regulatory compliance materials, conducting a management information systems/Year 2000 audit and providing access to accounting systems and audit controls. Parent and its representatives will conduct the inspection and investigation in a reasonable manner during normal business hours. The Company agrees to use its commercially reasonable efforts to promptly and completely provide all disclosures requested by Parent or its representatives. No information or knowledge obtained in any investigation pursuant to this Section 5.4 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.


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5.5            NO SOLICITATION .

         (a) From and after the date of this Agreement until the Effective Time or the earlier termination of this Agreement in accordance with its terms, the Company will not, and will not permit its officers, directors, employees, investment bankers, attorneys, accountants or other representatives, agents or Affiliates to, directly or indirectly,
         (i) solicit, initiate or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, any Acquisition Proposal (as defined below), (ii) engage in negotiations or discussions concerning, or provide any non-public information to any person or entity in connection with, any Acquisition Proposal or (iii) agree to, approve, recommend or otherwise endorse or support any Acquisition Proposal. As used herein, the term "ACQUISITION PROPOSAL" shall mean any proposal relating to a possible (i) merger, consolidation or similar transaction involving the Company or any subsidiary of Company,
         (ii) sale, lease or other disposition, directly or indirectly, by merger, consolidation, share exchange or otherwise, of any assets of Company or any subsidiary of the Company representing, in the aggregate, 20% or more of the assets of Company on a consolidated basis, (iii) issuance, sale or other disposition by the Company of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing 20% or more of the votes attached to the outstanding securities of Company, (iv) transaction with the Company in which any person shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, or any "group" (as such term is defined under the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 20% or more of the outstanding shares of Company Capital Stock, (v) liquidation, dissolution, or other similar type of transaction with respect to Company or any subsidiary of Company or (vi) transaction with the Company which is similar in form, substance or purpose to any of the foregoing transactions, provided, however, that the term Acquisition Proposal shall not include the Merger and the transactions contemplated thereby. The Company will and will cause all its Affiliates to immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. For purposes of this
         Section 5.5, the term "AFFILIATE" shall mean, in relation to the Company, any entity directly or indirectly controlling, controlled by or under common control with the Company; PROVIDED, HOWEVER, that the term Affiliate shall exclude any of Theodore G. Crocker, Thomas C. Green or William Demar, or any entity directly or indirectly controlled by any of the foregoing.

         (b) Notwithstanding the provisions of Section 5.5(a) above, if a corporation, limited liability company, limited liability partnership, partnership, person or other


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         entity or group (a "THIRD PARTY") after the date of this Agreement submits to the Company's Board of Directors an unsolicited, bona fide, written Acquisition Proposal, and the Company's Board of Directors reasonably determines in good faith, after receipt of written advice from outside legal counsel that the failure to engage in discussions with the Third Party concerning such Acquisition Proposal would cause the Company's Board of Directors to breach its fiduciary duties to the Company and its shareholders, and after consultation with Sutter Securities Incorporated, or any other nationally recognized investment bank, then, in such case, (i) the Company may (x) furnish information about its business, properties and assets to the Third Party under protection of an appropriate confidentiality agreement and (y) negotiate and participate in discussions and negotiations with such Third Party and (ii) if the Company's Board of Directors determines that such an Acquisition Proposal is a Superior Proposal (as defined below), the Company's Board of Directors may (subject to the provisions of this Section 5.5(c)) (x) withdraw or adversely modify its approval or recommendation of the Merger and recommend such Superior Proposal or
         (y) terminate this Agreement, in each case, at any time after the fifth business day following delivery of written notice to Parent (a "NOTICE OF SUPERIOR PROPOSAL") advising Parent that the Company's Board of Directors has received a Superior Proposal and specifying the material terms and conditions of such Superior Proposal. The Company may take any of the foregoing actions pursuant to the preceding sentence if, and only if, an Acquisition Proposal that was a Superior Proposal continues to be a Superior Proposal in light of any improved proposal submitted by Parent, considered in good faith by the Company, prior to the expiration of the five business day period specified in the preceding sentence. The Company shall provide Parent with a final written notice, at least twenty-four
         (24) hours, before accepting any Superior Proposal. For purposes of this Agreement, "SUPERIOR PROPOSAL" means any unsolicited, bona fide, written Acquisition Proposal for consideration consisting of cash and/or securities, and otherwise on terms which the Company's Board of Directors determines (based on the written advice of a financial advisor of nationally recognized reputation, including, without limitation, Sutter Securities Incorporated) are more favorable to the Company's shareholders from a financial point of view than the Merger (or other proposal submitted by Parent as contemplated above), after consultation with its outside legal counsel. Nothing contained herein shall prohibit the Company from taking, and disclosing to its shareholders, a position required by Rule 14d-9(e) under the Exchange Act prior to the fifth business day following Parent's receipt of a Notice of Superior Proposal, provided that the Company does not withdraw or modify its position with respect to the Merger or approve or recommend an Acquisition Proposal.

         (c) The Company will notify Parent within 24 hours if (i) a bona fide Acquisition Proposal is made or is modified in any respect (including the principal terms and conditions of any such Acquisition Proposal or modification thereto and the


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         identity of the offeror) or (ii) the Company furnishes non-public information to, or enters into discussions or negotiations with respect to an Acquisition Proposal with, any Third Party.

         (d) It is understood and agreed that, without limitation of the Company's obligations hereunder, any violation of this Section 5.5 by any director, officer, Affiliate, investment bank, financial advisor, accountant, attorney or other advisor or representative of the Company, whether or not such person or entity is purporting to act on behalf of the Company, shall be deemed to be a breach of this
         Section 5.5 by the Company. The Company agrees that, as of the date hereof, it, its Affiliates and their respective directors, officers, employees, agents and representatives, shall immediately cease and cause to be terminated any existing activities, discussions and negotiations with any Third Party (other than Parent and its representatives) conducted heretofore with respect to any Acquisition Proposal.

5.6            EXPENSES .

         (a) Except as set forth in Section 5.6(b) and Section 5.7, all fees and expenses incurred in connection with this Agreement, the Merger and any other transaction contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

         (b) In connection with any claim, dispute, disagreement or other conflict involving the enforcement of this Article 5, the parties agree that the prevailing party shall be reimbursed by the other party for all reasonable attorneys' fees and costs and expenses associated with such conflict.

5.7            BREAK-UP FEE .

         (a) If this Agreement is terminated pursuant to Section 7.1(b)(ii), 7.1(b)(iii) or 7.1(b)(iv), 7.1(b)(i) as a result of any willful breach by the Company of any representation, warranty, covenant or agreement of the Company set forth in this Agreement (a "QUALIFYING SECTION 7.1(b)(i) TERMINATION "), Section 7.1(c)(ii) or Section 7.1(d)(iii) and Parent is not then in breach of this Agreement (taking into account any cure periods), then the Company shall (i) on the date specified in the proviso to this sentence in the case of a termination of this Agreement pursuant to Section 7.1(d)(iii) or (ii) simultaneously with a termination of this Agreement in the case of a termination of this Agreement as a result of a Qualifying Section 7.1(b)(i) Termination or pursuant to Section 7.1(b)(ii), 7.1(b)(iii) or 7.1(b)(iv) or 7.1(c)(ii), pay to Parent (by wire transfer of immediately available funds to an account designated by Parent) a break-up fee of (x) $500,000 plus the reimbursement of all of Parent's


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         Expenses, in the event of a Qualifying Section 7.1(b)(i)
         Termination, or (y) $1,250,000 plus all of Parent's Expenses, in the event of a termination pursuant to Section 7.1(b)(ii), 7.1(b)(iii), 7.1(b)(iv), 7.1(c)(ii) or 7.1(d)(iii); provided, however, that the Company shall not be obligated to pay such fee to the Parent if this Agreement is terminated pursuant to Section 7.1(d)(iii) unless and until (I) at the time of the Company Shareholders' Meeting the Company has received a bona fide Acquisition Proposal or a Third Party has made or has publicly announced its intention to make a bona fide Acquisition Proposal and (II) within twelve months after the termination of this Agreement an Acquisition Proposal is consummated by the Company with any Third Party.

         (a) "EXPENSES" shall mean all of the reasonable out-of-pocket expenses of Parent, including, but not limited to, attorneys' fees, accounting fees, filing fees and fees and expenses of financial advisors, in each case incurred in connection with this Agreement and the Merger, provided, however, that Parent shall have provided reasonable supporting documentation (such as invoices and receipts) to the Company for such Expenses; and provided further, that in no event shall the aggregate amount of Expenses payable by the Company pursuant to this
         Section 5.7 exceed $250,000.

5.8 PUBLIC DISCLOSURE . Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statement with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange or the Nasdaq National Market (but such party shall use its reasonable best efforts to consult with the other party as to all such public announcements).

5.9 AUDITORS' LETTERS . The Company shall use its reasonable efforts to cause to be delivered to the Company (with a copy to Parent) a letter of Rooney Ida Nolt & Ahern, independent auditors to the Company, dated a date within two business days before the date on which the Proxy Statement is first mailed to the Company stockholders, in form and substance reasonably satisfactory to Parent and customary in scope and substance for letters delivered by independent public accountants in connection with Securities and Exchange Commission filings similar to the Proxy Statement.

5.10 REGULATORY REQUIREMENTS . The Company will (a) cooperate with Parent to take all commercially reasonable steps necessary or desirable, and proceed diligently and in good faith and use all commercially reasonable efforts, as promptly as practicable to solicit input from Governmental/Regulatory Entities regarding the process of obtaining regulatory, Accrediting Body approvals and DOE approvals, obtain all regulatory, Accrediting Body approvals and DOE approvals, make all filings with and give all notices to Governmental/Regulatory Entities, and obtain all licenses required of the Company to


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consummate the Merger and other transactions contemplated hereby, including without limitation those described in the Company Disclosure Letter, (b) provide such other information and communications to such Governmental/Regulatory Entities or other persons as Parent or such Governmental/Regulatory Entities may request and (c) cooperate with Parent as promptly as practicable in obtaining all regulatory, Accrediting Body approvals and DOE approvals, making all filings with and giving all notices to Governmental/Regulatory Entities and obtaining all licenses required of Parent to consummate the Merger and other transactions contemplated hereby. The Company will provide prompt notification to Parent when any such regulatory, Accrediting Body or DOE approval or license referred to in clause
(a) above is obtained, taken, made or given, as applicable, and will promptly advise Parent of any communications (and promptly provide copies of any such communications that are in writing or filings) with any Governmental/Regulatory Entity regarding the Merger or any of the transactions contemplated by this Agreement. The Company and Parent will (i) take all reasonable actions necessary to file as soon as practicable, notifications under the HSR Act, (ii) comply at the earliest practicable date with any request for additional information received from the Federal Trade Commission or Antitrust Division of the Department of Justice pursuant to the HSR Act, and (iii) request early termination of the applicable waiting period.

5.11 LEGAL REQUIREMENTS . Each of Parent, Merger Sub and the Company will take all reasonable actions necessary or desirable to comply promptly with all legal requirements which may be imposed on them with respect to the consummation of the Merger and other transactions contemplated by this Agreement (including furnishing all information required under the HSR Act and in connection with approvals of or filings with any Governmental/Regulatory Entity, and prompt resolution of any litigation prompted hereby) and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon any of them or their respective subsidiaries in connection with the consummation of the Merger and other transactions contemplated by this Agreement, and will take all reasonable actions necessary to obtain (and will cooperate with the other parties hereto in obtaining) any consent, approval, order or authorization of, or any registration, declaration or filing with, any Governmental/Regulatory Entity or other public or private third party required to be obtained or made in connection with the Merger or taking of any action contemplated by this Agreement. The obligations of Parent under this Section 5.11 with respect to the HSR Act shall not require Parent to obtain or attempt to obtain any such waiver, permit, consent, approval or authorization if obtaining such waiver, permit, consent, approval or authorization would require disposition of any assets of Parent.

5.12 REASONABLE COMMERCIAL EFFORTS AND FURTHER ASSURANCES . Each of the parties to this Agreement shall each use its reasonable commercial efforts to effectuate the Merger and other transactions contemplated hereby as expeditiously as reasonably practicable and to fulfill and cause to be fulfilled the conditions to closing under this Agreement (including


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promptly making their respective filings required and the resolution of any litigation prompted hereby). Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the Merger and other transactions contemplated hereby.

5.13           INDEMNIFICATION .

               (a) For six years from and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, indemnify, defend and hold harmless (and advance expenses to) all past and present officers, directors and employees of the Company to the same extent such persons are indemnified as of the date of this Agreement by the Company pursuant to any agreements between the Company and any such person and the Company's Certificate of Incorporation and By-Laws, for any expenses, liabilities and losses (including reasonable attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) incurred in connection with any claims, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to acts or omissions occurring at or prior to the Effective Time (other than any acts or omission related to violations of Section 4(w)), and shall obtain, or continue the existing, Director and Officer Insurance for a period of six years after the Effective Date with substantially the same coverage as provided on the Effective Time provided, however, that the Parent and the Surviving Corporation shall not be required to pay an annual premium in excess of 150% of the aggregate annualized premiums paid by the Company in 1999 (the "MAXIMUM AMOUNT"); provided, further, that if the Surviving Corporation is unable to obtain the insurance required by this Section 5.13 (a) it shall obtain as much comparable insurance as possible for an annual premium equal to the Maximum Amount. In the event of any dispute regarding whether a director, officer or employee has met the standards of conduct set forth therein, such question shall be conclusively determined by the opinion of reputable disinterested legal counsel selected by the Company's Board of Directors. Any heirs or legal representatives entitled to the benefits of such indemnification shall be deemed express third party beneficiaries of this Section 5.13.

               (b) If Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.13.


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               (c) The rights of each indemnified person under this Section
         5.13 shall be in addition to any rights such person may have under any indemnification contract between such indemnified person and the Company, the Company Articles or Company Bylaws, or under California Law or any other applicable laws. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each indemnified person (and such person's heirs and legal representatives) as intended third party beneficiaries of this
         Section 5.13.

5.14 NOTIFICATION . Between the date of this Agreement and the Effective Time, each party will promptly notify the other party in writing if such party becomes aware of any development, fact or condition that causes or constitutes a breach of any agreement or covenant under this Agreement applicable to such party or of such party's representations and warranties as of the date of this Agreement, or if such party becomes aware of the occurrence after the date of this Agreement of any fact or condition that would cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition.

5.15 COOPERATION REGARDING POST-SIGNING OPERATIONS . After the execution of this Agreement, the Company shall cooperate with the Parent in developing post-Closing transition policies with respect to management information systems, marketing, admissions, personnel, outsourcing, operations, regulatory matters and accounting, including, without limitation, meeting regularly (at such times as shall be mutually agreed upon by the Company and Parent) with on-site transition teams of Parent with respect to marketing, management information systems, regulatory matters and accounting, in accordance with Section 5.15 of the Company Disclosure Letter.

5.16 NEW ORLEANS PROJECT . The Company shall not take any action whatsoever, including, without limitation, preparations for the commencement of operations, signing contracts, making capital expenditures and hiring personnel in connection with the Company's properties in New Orleans, Louisiana (the "NEW ORLEANS Property"), except actions regarding the sale of the New Orleans Property for not less than $3.1 million, and the Company shall use its commercially reasonable efforts to complete such sale prior to the Closing Date; provided any such actions shall be subject to the prior written approval of Parent, which approval shall not unreasonably be withheld. The Company shall promptly provide Parent with all material documents relating to the negotiation and sale of the New Orleans Property.

5.17 TERMINATION OF 401(K) PLAN . Prior to the Closing Date, the Company's Board of Directors shall adopt a resolution freezing and terminating each Company Plan (as defined in Section 2.28(c)) which contains a cash or deferred arrangement subject to Section 401(k) of the Code. As soon as practical after the Closing, Parent may cause the terminated


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                                                                EXECUTION COPY

Company Plan to be filed with the Internal Revenue Service for a favorable determination letter and shall take such other steps as it deems necessary in its sole discretion with respect to the terminated Company Plan. Parent agrees that it shall assume and be solely responsible for any obligations under COBRA (as defined in Section 2.28(e)) associated with applicable Company Plans.)

5.18 OPTION AGREEMENT . Prior to the Closing Date, Parent shall have received Option Agreements, in the form attached as EXHIBIT A hereto from each of Theodore G. Crocker, Thomas C. Green and William DeMar.

5.19 EMPLOYEE MATTERS . Following the Effective Time and until the third anniversary thereof, Parent shall cause employees of the Company immediately preceding the Effective Time ( "COMPANY EMPLOYEES") to be covered under employee benefit plans that are substantially comparable, in the aggregate, to the employee benefit plans provided by Parent to employees of its other schools. Parent shall cause service with the Company to be recognized as services for purposes of all employee benefit plans and compensation arrangements applicable to Company Employees after the Effective Time, to the extent such service is credited under comparable plans and arrangements of the Parent's other schools.

5.20 REAL ESTATE DELIVERIES . The Company shall use commercially reasonably efforts to deliver to Parent at least ten (10) days prior to the Closing, the following with respect to each of the Leases: (i) an estoppel, consent and amendment agreement from each of the landlords, joined by the tenant thereof, in the form attached hereto as Exhibit B and (ii) a subordination, nondisturbance and attornment agreement from each mortgagee or trustee under a deed of trust or underlying or ground lessor in the form attached hereto as Exhibit C. Additionally, the Company shall deliver to Parent within 30 days after the date hereof, at no cost to Parent, with respect to the Owned Real Estate (if such Owned Real Estate is still owned by the Company at the Closing Date) and the Rental Real Estate (i) an ALTA survey dated not earlier than one year from the date of this Agreement and
(ii) a fully paid for title insurance commitment from Chicago Title Insurance Company insuring the Owned Real Estate (if such Owned Real Estate is still owned by the Company at the Closing Date) and in the amount of its current market value, and the leasehold estate for each Leased Real Estate in the amount of $3,000,000 showing no exceptions to title reasonably objected to by Parent, and including the following endorsements: access, zoning 3.1 issuing compliance with land use regulations and the continued use for the purpose use without authorization requirements, and coverage over the general policy exceptions.

5.21 MARKETING MATTERS . The Company shall maintain its marketing expenditures to the extent set forth in the Company's marketing budget attached hereto as Section 5.21 of the Company Disclosure Letter.


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                                                                EXECUTION COPY

5.22 ADMISSIONS TRAINING . Parent shall provide to the Company, at no cost, admissions training personnel to train the Company's admission staff in connection with the Company's admissions policies and procedures, and the Company agrees that all of its admissions personnel shall participate in such training; provided, however, that such training shall not interrupt the operations of the Company

5.23 ACCSCT AND DOE MATTERS . Parent and Merger Sub shall cooperate with the Company to provide all reasonably requested information and use all reasonable efforts to obtain ACCSCT and DOE approvals necessary to consummate the Merger and the renewal of ACCSCT accreditation including, but not limited to, providing financial assistance to the Company not to exceed $2,500,000 in the form of a letter of credit or other financial commitment to be posted after the Effective Time and all financial information, financial statements or other documentation reasonably necessary to demonstrate to ACCSCT or the DOE, or otherwise ensure, the Company's post-Closing compliance with financial stability and responsibility requirements.

5.24 SEVERANCE AGREEMENTS . Parent shall honor, or cause the Surviving Corporation to honor, all severance agreements and employment agreements with the Company's directors, officers and employees which are listed in Section 2.16 of the Company Disclosure Letter (the "SEVERANCE AGREEMENTS"). Parent acknowledges that the consummation of the Merger constitutes a "triggering event" for the Severance Agreement with Keith Keogh and a "sale of the Company" under each of the other Severance Agreements. Parent agrees to pay, or cause the Surviving Corporation to pay, promptly following the Effective Time, the specified severance amounts to the specified persons as set forth on Section 2.16 of the Company Disclosure Letter if due or payable. Nothing herein is intended to modify or amend the Severance Agreements other than to specify the time of, and responsibility for, payment of such severance payments. The Company agrees that such amounts listed on Section 2.16 of the Company Disclosure Letter are the only payments due to the specified persons under such Severance Agreements.

6.             CONDITIONS

6.1            CONDITIONS TO OBLIGATIONS OF EACH PARTY TO EFFECT THE MERGER .
The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

         (a) SHAREHOLDER APPROVAL. The principal terms of this Agreement and the Merger shall have been approved and adopted by the requisite vote under applicable law of the shareholders of the Company.


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                                                                EXECUTION COPY

         (b) PROXY STATEMENT. The Company shall have cleared all of the Securities and Exchange Commission's comments to the Proxy Statement. No proceeding preventing distribution of the Proxy Statement or any part thereof shall have been initiated or threatened in writing by the SEC, and all requests for additional information on the part of the SEC shall have been complied with to the reasonable satisfaction of the parties hereto.

         (c) NO INJUNCTIONS. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect.

         (d) HSR ACT. Any applicable waiting period under the HSR Act shall have expired or been terminated.

         (e) GOVERNMENTAL/REGULATORY CONSENTS. All consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any Governmental/Regulatory Entity required by or with respect to the Company, Parent or any of their respective subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the Merger and other transactions contemplated hereby shall have been obtained or made, except for (i) approval from the DOE and (ii) such consents, approvals, orders, authorizations, registrations, declarations or filings the failure to obtain or make could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or Material Adverse Effect on the Parent or materially impair the Company's, Parent's or Merger Sub's ability to consummate the Merger.

6.2 ADDITIONAL CONDITIONS TO OBLIGATIONS OF THE COMPANY . The obligations of the Company to consummate and effect this Agreement and the Merger and other transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by the
Company:

         (a)               REPRESENTATIONS AND WARRANTIES.

                                    (i) The representations and warranties of
                           Parent set forth in this Agreement that are qualified by materiality shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and

                                                                EXECUTION COPY

                           warranties expressly speak as of an earlier date), except for changes contemplated or permitted by this Agreement;

                                    (ii) The representations and warranties of
                           Parent that are not qualified by materiality shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties expressly speak as of an earlier date), except for changes contemplated or permitted by this Agreement; and

                                    (iii) The Company shall have received a
                           certificate to the foregoing effect signed on behalf of Parent by the President or Chief Financial Officer of Parent.

         (a) AGREEMENTS AND COVENANTS. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and the Company shall have received a certificate to the foregoing effect signed by the President or Chief Financial Officer of Parent.

         (a) MATERIAL ADVERSE EFFECT. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect on Parent.

6.3           ADDITIONAL CONDITIONS TO OBLIGATIONS OF PARENT AND MERGER SUB.
The obligations of Parent and Merger Sub to consummate and effect this Agreement and the Merger and other transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by
Parent:

         (a)               REPRESENTATIONS AND WARRANTIES.

                  (i) The representations and warranties of the Company set forth in this Agreement that are qualified by materiality shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties expressly speak as of an earlier date), except for changes contemplated or permitted by this Agreement;

                                                                EXECUTION COPY

                  (i) The representations and warranties of the Company that are not qualified by materiality shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties expressly speak as of an earlier date), except for changes contemplated or permitted by this Agreement; and

                  (i) Parent and Merger Sub shall have received a certificate to the foregoing effect signed on behalf of the Company by the President and Chief Financial Officer of the Company.

         (b) AGREEMENT AND COVENANTS. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and the Parent and Merger Sub shall have received a certificate to the foregoing effect signed by the President and Chief Financial Officer of the Company.

         (c) THIRD PARTY CONSENTS. Parent shall have received all written consents, assignments, waivers, authorizations or other certificates necessary to provide for the continuation in full force and effect of any and all Material Contracts of the Company and for the Company to consummate the Merger and other transactions contemplated hereby, including, without limitation, the approval of the California Department of Consumer Affairs and any other applicable California Governmental/Regulatory Entities, except (1) approval from the DOE and (2) where the failure to receive such consents, assignments, waivers, authorizations or certificates would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

         (d) MATERIAL ADVERSE EFFECT. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect on the Company.

         (e) ACCSCT ACCREDITATION. The School shall have had the renewal of its accreditation approved by ACCSCT and no "show cause" order shall be outstanding.

7.             TERMINATION, AMENDMENT AND WAIVER

7.1 TERMINATION . This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

         (a)               by mutual written consent of the Company and Parent;

                                                                EXECUTION COPY

         (b)               by Parent if:

                  (i) there has been a breach of any material representation, warranty, covenant or agreement contained in this Agreement on the part of the Company and such breach has not been cured within twenty (20) days after written notice to the Company (PROVIDED, that Parent is not in material breach of the terms of this Agreement; and PROVIDED FURTHER, that no cure period shall be required for a breach which by its nature cannot be cured) such that the conditions set forth in Section 6.3(a) or
                  Section 6.3(b), as the case may be, will not be satisfied;

                  (ii) the Board of Directors of the Company (A) adversely amends, withholds or withdraws its recommendation of the Merger or (B) shall have resolved or publicly announced its intention to recommend an agreement with respect to an Acquisition Proposal;

                  (iii) a tender offer or exchange offer for twenty percent (20%) or more of the outstanding shares of Company Capital Stock shall have been commenced or a registration statement with respect thereto shall have been filed (other than by Parent of an affiliate thereof) and the Board of Directors of Company shall, notwithstanding its obligations hereunder, have (x) recommended that the shareholders of Company tender their shares in such tender or exchange offer or (y) publicly announced its intention to take no position with respect to such tender offer; or

                  (iv) the Company is in material breach any of the provisions of Section 5.5;

         (c)               by the Company:

                  (i) if there has been a breach of any material representation, warranty, covenant or agreement contained in this Agreement on the part of the Parent or Merger Sub and such breach has not been cured within twenty (20) days after written notice to the Parent (PROVIDED, that the Company is not in material breach of the terms of this Agreement; and PROVIDED FURTHER, that no cure period shall be required for a breach which by its nature cannot be cured) such that the conditions set forth in Section 6.2(a) or Section 6.2(b), as the case may be, will not be satisfied; or

                  (ii) in accordance with Section 5.5(b).

                                                                EXECUTION COPY

         (d)               by any party hereto if:

                  (i) there shall be a final, non-appealable order of a Federal or state court in effect preventing consummation of the Merger;

                  (i) there shall be any final action taken, or any statute, rule, regulation or order enacted, promulgated or issued and deemed applicable to the Merger by any Governmental/Regulatory Entity which would make consummation of the Merger illegal or which would prohibit Parent's ownership or operation of all or a material portion of the business of the Company, or compel Parent to dispose of or hold separately all or a material portion of the business or assets of the Company or Parent as a result of the Merger; or

                  (i) the Company's Shareholders do not approve the Merger at the Company Shareholders' Meeting.

         (e) by any party hereto if the Merger shall not have been consummated by April 26, 2000 (the "Termination Date") provided, however, that either party may extend the Termination Date to any day up to, and including, June 30, 2000 in the event that as of the Termination Date all of the conditions set forth in Section 6 of this Agreement have been satisfied other than approval of the Merger by (i) the California Department of Consumer Affairs or (ii) ACCSCT; provided, further, that the right to terminate this Agreement under this Section 7.1(e) shall not be available (i) to any party whose willful failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date or
         (ii) to the Company or Parent during a cure period provided to the Company under Section 7.1(b)(i) or Parent under Section 7.1(c)(i).

7.2 EFFECT OF TERMINATION . In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub, the Company or their respective officers, directors, stockholders or affiliates, except to the extent that such termination results from the breach by a party hereto of any of its representations, warranties, covenants or agreements set forth in this Agreement, and, provided that the provisions of Sections 5.6 and 5.7 and Article 8 of this Agreement shall remain in full force and effect and survive any termination of this Agreement. The exercise by either party of a termination right pursuant to Section 7.1 shall not be deemed a breach of any provision of this Agreement.

7.3 NOTICE OF TERMINATION . Any termination of this Agreement under Section 7.1 above will be effective immediately upon the delivery of written notice of the

                                                                EXECUTION COPY

terminating party to the other parties hereto upon satisfaction of the requirements set forth in Section 7.1.

7.4 AMENDMENT . This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto.

7.5 EXTENSION; WAIVER . At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Failure of any party to insist on full compliance with each and every representation, warranty, covenant, condition or term shall not create an estoppel.

8.             GENERAL PROVISIONS

8.1 NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive beyond the Effective Time.

8.2 NOTICES . All communications or notices required or permitted by this Agreement shall be in writing and shall be deemed to have been given at the earlier of the date personally delivered or sent by telephonic facsimile transmission (with a copy via regular mail) or one day after sending via nationally recognized overnight courier or five days after deposit in the United States mail, certified or registered mail, postage prepaid, return receipt requested, and addressed as follows, unless and until any of such parties notifies the others in accordance with this Section 8.2 of a change of address :

(a)                        if to Parent or Merger Sub, to:

                                    Career Education Corporation
                                    2800 West Higgins Road
                                    Suite 790
                                    Hoffman Estates, Illinois 60195
                                    Attention:       John M. Larson
                                                     Todd H. Steele
                                    Telecopy No.:  (847) 781-3610

                           with a copy to:

                                                                EXECUTION COPY

                           Katten Muchin & Zavis
                           525 West Monroe Street
                           Chicago, Illinois
                           Attention:       Lawrence D. Levin, Esq.
                                            David J. Kaufman, Esq.
                           Telecopy No.:  (312) 902-1061

(b)                        if to the Company, to:

                                    California Culinary Academy
                                    625 Polk Street
                                    San Francisco, California 94102
                           Attention:       Chief Executive Officer
                           Telecopy No.:  (415) 775-5129

                           with a copy to:

                           Pillsbury Madison & Sutro LLP
                           Post Office Box 7880
                           San Francisco, California 94120
                           Attention:       Blair W. White
                           Telecopy No.:  (415) 983-1200

8.3 INTERPRETATION . When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. The words "include", "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "the business of" an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity. References in this Agreement to "knowledge" shall mean the knowledge of the officers and directors of the Company or Parent, as the case may be.

8.4 COUNTERPARTS . This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

                                                                EXECUTION COPY

8.5 ENTIRE AGREEMENT . This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Letter (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement; and (b) are not intended to confer upon any other person any rights or remedies hereunder, except with respect to Article 1, Section 5.13 and Section 5.24.

8.6 SEVERABILITY . In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

8.7 OTHER REMEDIES . Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

8.8 GOVERNING LAW . This Agreement shall be governed by and construed in accordance with the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof. Each of the parties hereto agrees that process may be served upon them in any manner authorized by the laws of the State of California for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

8.9 RULES OF CONSTRUCTION . The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

8.10 ASSIGNMENT . No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the parties.


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                                                                EXECUTION COPY

8.11 COMPANY DISCLOSURE LETTER . The Company Disclosure Letter is part of this Agreement as if fully set forth herein. All references herein to Sections, subsections, clauses and the Company Disclosure Letter shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. The inclusion of any information in the Company Disclosure Letter shall not be deemed to be an admission or an acknowledgment by the Company that such information is material to or outside the ordinary course of business activity of the Company. The specification of any dollar amount in the representations and warranties set forth in this Agreement shall not be deemed to constitute an admission by the Company or otherwise imply that any such amount is material for purposes of this Agreement.

                            [SIGNATURE PAGE FOLLOWS]


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                                                                EXECUTION COPY

         IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by themselves or their duly authorized respective officers, all as of the date first written above.

CAREER EDUCATION CORPORATION           CALIFORNIA CULINARY ACADEMY, INC.


                                       By:          /s/ Keith Keogh
By:        /s/ John M. Larson                 ------------------------------
   -------------------------------     Name:           Keith Keogh
Name:      John M. Larson                     ----------------------------
     -----------------------------     Title: President/Chief Executive Officer
Title:          CEO                           --------------------------------
      ----------------------------


CCA ACQUISITION, LLC



By:   /s/ John M. Larson
   -------------------------------
Name:     John M. Larson
     -----------------------------
Title:        CEO
      ----------------------------


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                                                                EXECUTION COPY


                                TABLE OF CONTENTS

1.       THE MERGER        1
         1.1      The Merger        1
         1.2      Effective Time    1
         1.3      Effect of the Merger      2
         1.4      Name; Certificate of Incorporation; Bylaws  2
         1.5      Directors and Officers    2
         1.6      Effect on Capital Stock   2
         1.7      Dissenters' Rights        3
         1.8      Surrender of Certificates 3
         1.9      Existing Options  5
         1.10     No Further Ownership Rights in Company Capital Stock 5
         1.11     Lost, Stolen or Destroyed Certificates      5
         1.12     Taking of Necessary Action; Further Action  5

2.       REPRESENTATIONS AND WARRANTIES OF THE COMPANY        6
         2.1      Organization of the Company        6
         2.2      Company Capital Structure 7
         2.3      Obligations With Respect to Capital Stock   7
         2.4      Voting Debt       7
         2.5      Listing  8
         2.6      Authority; No Conflicts   8
         2.7      SEC Filings; Company Financial Statements   9
         2.8      Accounting Record 10
         2.9      Absence of Certain Changes or Events        10
         2.10     Liabilities       11
         2.11     Taxes    11
         2.12     Restrictions on Business Activities13
         2.13     Absence of Liens and Encumbrances  13
         2.14     Real Estate       14
         2.15     Intellectual Property and Curricula15
         2.16     Agreements, Contracts and Commitments       16
         2.17     No Default        17
         2.18     Compliance with Laws; Licenses     18
         2.19     Recruitment; Admissions Procedures; Attendance Reports        19
         2.20     Cohort Default Rate       20
         2.21     Delivery of Documents     20
         2.22     Student Recruiting        21
         2.23     Control Matters   21


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                                                                EXECUTION COPY
         2.24     Financial Assistance Programs      22
         2.25     Litigation        22
         2.26     Insurance         23
         2.27     Labor Matters     23
         2.28     Employee Benefits 23
         2.29     Accreditation and State Licensure/Approval  25
         2.30     Computer Rollout  25
         2.31     Relationships with Related Persons 25
         2.32     State "Anti-Takeover" Statutes     26
         2.33     Change of Control Payments26
         2.34     Environmental Protection  26
         2.35     Vote Required     27
         2.36     No Pending Transactions   27
         2.37     Year 2000         28
         2.38     Proxy Statement   28
         2.39     Board Approval    28
         2.40     Fairness Opinion  28
         2.41     Brokers' and Finders' Fees29
         2.42     ACCSCT and DOE Matters.   29

3.       REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
                  29
         3.1      Organization of Parent/Merger Sub  29
         3.2      Authority; No Conflict    30
         3.3      Litigation.       31
         3.4      Sufficient Funds. 31
         3.5      Board Approval    31
         3.6      Brokers' and Finders' Fees31
         3.7      Operations of Merger Sub  31
         3.8      Information Supplied      31
         3.9      Agreements with Shareholders       31

4.       CONDUCT OF BUSINESS OF THE COMPANY PRIOR TO THE EFFECTIVE TIME
                  32

5.       ADDITIONAL AGREEMENTS      35
         5.1      Company Disclosure Letter 35
         5.2      Proxy Statement   35
         5.3      Meeting of Shareholders   35
         5.4      Access to Information     36
         5.5      No Solicitation   36


                                        ii

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
         5.6      Expenses 38
         5.7      Break-Up Fee      38
         5.8      Public Disclosure 39
         5.9      Auditors' Letters 39
         5.10     Regulatory Requirements   40
         5.11     Legal Requirements        40
         5.12     Reasonable Commercial Efforts and Further Assurances 41
         5.13     Indemnification   41
         5.14     Notification      42
         5.15     Cooperation Regarding Post-Signing Operations        42
         5.16     New Orleans Project       42
         5.17     Termination of 401(k) Plan42
         5.18     Option Agreement  43
         5.19     Employee Matters  43
         5.20     Real Estate Deliveries    43
         5.21     Marketing Matters 43
         5.22     Admissions Training       43
         5.23     ACCSCT and DOE Matters    44
         5.24     Severance Agreements      44

6.       CONDITIONS        44
         6.1      Conditions to Obligations of Each Party to Effect the Merger  44
         6.2      Additional Conditions to Obligations of The Company  45
         6.3      Additional Conditions to Obligations of Parent and Merger Sub 46

7.       TERMINATION, AMENDMENT AND WAIVER  47
         7.1      Termination       47
         7.2      Effect of Termination     49
         7.3      Notice of Termination     49
         7.4      Amendment         49
         7.5      Extension; Waiver 49

8.       GENERAL PROVISIONS         50
         8.1      Non-Survival of Representations and Warranties.      50
         8.2      Notices  50
         8.3      Interpretation    51
         8.4      Counterparts      51
         8.5      Entire Agreement  51
         8.6      Severability      51
         8.7      Other Remedies    52
         8.8      Governing Law     52
         8.9      Rules of Construction     52


                                        iii


                                                                EXECUTION COPY
         8.10     Assignment        52
         8.11     Company Disclosure Letter 52


                  "1992 Plan"       7
"1997 Plan"       7
"1998 Plan"       7
"Accrediting Body"         8
"ACCSCT"          19
"ACFEI"           19
"Acquisition Proposal"     36, 37
"Affiliate"       37
"Agreement of Merger"      1
"Agreement"       1
"California Law"  1
"Certificate of Merger"    1
"Certificates"    4
"Closing Date"    2
"Closing"         2
"COBRA"           25
"Code"            12
"Company Articles"         2
"Company Balance Sheet."   10
"Company Bylaws"  2
"Company Capital Stock"    2
"Company Disclosure Letter"         6
"Company Employees"        43
"Company Financials"       9
"Company June 30th Financials"      10
"Company Option Plans."    7
"Company Plan"    24
"Company Preferred Stock"  7
"Company SEC Reports."     9
"Company Shareholders' Meeting"     28
"Company"         1
"Computer Rollout"         25
"Curricula"       16
"Delaware Law"    1
"DOE"             19
"Effective Time"  2
"Engagement Letter"        29
"Environmental Claim"      26
"Environmental Laws"       27

                            GLOSSARY OF DEFINED TERMS
"Environmental Release"    27
"ERISA Affiliate" 24
"ERISA"           24
"Exchange Act"    9
"Existing Option" 5
"Expenses"        39
"Family"          25
"Financial Assistance"     22
"Governmental/Regulatory Entity"    9
"Hazardous Materials"      27
"HIPAA"           25
"HSR Act"         9
"Intellectual Property"    16
"Leases"          14
"Licenses"        18
"Material Adverse Effect"  6, 29
"Material Contract"        16
"Maximum Amount"  41
"Merger Consideration"     3
"Merger Sub"      1
"Merger"          1
"multiemployer plan"       24
"New Orleans Property"     42
"Notice of Superior Proposal"       37
"Owned Real Estate"        14
"Parent"          1
"Paying Agent"    3
"Payment Fund"    3
"pension plan"    24
"Permitted Liens" 14
"Policy Guidelines"        19
"Proxy Statement" 28
"Qualifying Section 7.1(b)(i) Termination"  38
"Real Estate"     15
"Related Persons" 25
"Rental Real Estate"       14
"Returns"         11
"School"          6
"Securities Act"  9
"Severance Agreements"     44
"Superior Proposal"        37
"Surviving Company."       1

                         GLOSSARY OF DEFINED TERMS
"Systems"         28
"Tax Agreement"   11
"Tax" or "Taxes"  11
"Third Party"     37
"Title IV Program"         18
"Title IV"        18
"United States Real Property Holding Corporation"    13